Exhibit 10.9

EXECUTION VERSION

FIRST LIEN CREDIT AND GUARANTY AGREEMENT

DATED AS OF OCTOBER 26, 2007

AMONG

CHEM RX CORPORATION,

CERTAIN SUBSIDIARIES OF CHEM RX CORPORATION,
AS GUARANTORS,

VARIOUS LENDERS,

CIBC WORLD MARKETS CORP.,
AS SOLE LEAD ARRANGER AND SOLE BOOK RUNNER,

AND

CANADIAN IMPERIAL BANK OF COMMERCE,

NEW YORK AGENCY

AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT

$125,000,000 FIRST LIEN SENIOR SECURED CREDIT FACILITIES

i

SCHEDULES:
1.01A:	Certain Adjustments to Financial Definitions
1.01B:	Existing Letters of Credit
4.01:	Jurisdictions of Organization and Qualification
4.02:	Capital Stock and Ownership
4.12:	Real Estate Assets
4.15:	Material Contracts
4.23:	Health Care Matters
5.15:	Cash Management Systems
6.01:	Certain Indebtedness
6.02:	Certain Liens
6.06:	Certain Investments
6.11:	Certain Affiliate Transactions

EXHIBITS:
A-1:	Funding Notice
A-2:	Conversion/Continuation Notice
A-3:	Issuance Notice
B-1:	Initial Term Loan Note
B-2:	Delayed Draw Term Loan Note
B-3:	Revolving Loan Note
B-4:	Swing Line Note
C:	Compliance Certificate
D:	Assignment and Assumption Agreement
E-1:	Closing Date Certificate
E-2:	Solvency Certificate
F:	Counterpart Agreement
G:	Pledge and Security Agreement
H:	Landlord Collateral Access Agreement
I:	Intercreditor Agreement
J:	Lender Addendum
K:	Administrative Questionnaire
L:	Joinder Agreement
M:	Prepayment Notice

v

FIRST LIEN CREDIT AND GUARANTY AGREEMENT

This FIRST LIEN CREDIT AND GUARANTY AGREEMENT, dated as of October 26, 2007, is entered into by and among CHEM RX CORPORATION (formerly Paramount Acquisition Corp.), a Delaware corporation (“Borrower”), CERTAIN SUBSIDIARIES OF BORROWER, as Guarantors, the Lenders party hereto from time to time, CIBC WORLD MARKETS CORP. (“CIBC WM”), as Sole Lead Arranger and Sole Book Runner (in such respective capacities, “Lead Arranger” and “Book Runner”), and CANADIAN IMPERIAL BANK OF COMMERCE, New York Agency (“CIBC”), as Administrative Agent and Collateral Agent (in such respective capacities, “Administrative Agent” and “Collateral Agent”).

RECITALS

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.01 hereof;

WHEREAS, pursuant to the Stock Purchase Agreement, the Merger Agreement and the Unit Redemption Agreement, Borrower has agreed to acquire, directly or indirectly, all of the outstanding capital stock of B.J.K., Inc., a New York corporation doing business as Chem Rx (“Chem Rx”) and its affiliates Chem Rx New Jersey, LLC, a New Jersey limited liability company (“Chem Rx-NJ”), and Chem Rx/Salerno’s, LLC, a Pennsylvania limited liability company (“Chem Rx-PA”);

WHEREAS, after the consummation of the Transactions, Borrower will own all of the Capital Stock of Chem Rx;

WHEREAS, Lenders have agreed to extend certain first lien credit facilities to Borrower, in an aggregate amount not to exceed $125,000,000, consisting of $80,000,000 aggregate principal amount of Initial Term Loans, $20,000,000 aggregate principal amount of Delayed Draw Term Loan Commitments, and up to $25,000,000 aggregate principal amount of Revolving Commitments;

WHEREAS, the proceeds of such credit facilities will be used, together with the Second Lien Term Loans, to (i) to finance, in part, the Acquisition, (ii) to pay fees and expenses incurred in connection with the Transactions, (iii) to repay the outstanding principal amount of Existing Indebtedness, and (iv) to provide ongoing working capital and Permitted Acquisition financing and for other general corporate purposes of Borrower and its Subsidiaries;

WHEREAS, Borrower has agreed to secure all of its Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of its assets, including a pledge of all of the Capital Stock of each of its Subsidiaries (including Chem Rx); and

WHEREAS, Guarantors (including Chem Rx) have agreed to guarantee the obligations of Borrower hereunder and to secure their respective Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of their respective assets, including a pledge of all of the Capital Stock of each of their respective Subsidiaries.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

ARTICLE ONE
DEFINITIONS

Section 1.01         Definitions.

The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Act” as defined in Section 4.27.

“Acquisition” means (i) the purchase by Borrower of all the Capital Stock of Chem Rx from Jerry Silva, Steven Silva, The Jody R. Silva Trust and The Jerry Silva 2007 Annuity Trust (the “Sellers”) pursuant to the Stock Purchase Agreement, (ii) the concurrent acquisition of Chem Rx-NJ in connection with the merger of a Subsidiary of Borrower with Chem Rx-NJ pursuant to the Merger Agreement and (iii) the concurrent purchase of a minority interest in Chem Rx-PA from Benny Salerno (“Salerno”) pursuant to the Unit Redemption Agreement.

“Adjusted Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (i) the rate per annum (a) as calculated by the British Bankers’ Association and obtained by the Administrative Agent through a nationally recognized service such as the Dow Jones Market Service (Telerate) or Reuters (the “Service”) (or on any successor or substitute page of such Service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rates referenced in the preceding clause (a) is not available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the offered quotation rate to first class banks in the London interbank market) by CIBC for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of Administrative Agent, in its capacity as a Lender, for which the Adjusted Eurodollar Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement.

“Administrative Agent” as defined in the preamble hereto.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit K.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation, audit or arbitration (whether or not purportedly on behalf of Borrower or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of Borrower or any of its Subsidiaries, threatened against or affecting Borrower or any of its Subsidiaries or any property of Borrower or any of its Subsidiaries.

“Affected Lender” as defined in Section 2.33(b).

“Affected Loans” as defined in Section 2.33(b).

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means each of Syndication Agent, Administrative Agent, Collateral Agent, Documentation Agent or any other agent appointed by the Lead Arranger pursuant to Section 9.01 hereof.

“Aggregate Payments” as defined in Section 7.02.

“Agreement” means this First Lien Credit and Guaranty Agreement, dated as of October 26, 2007, as it may be amended, supplemented, restated or otherwise modified from time to time.

“Applicable Margin” and “Applicable Revolving Commitment Fee Percentage” mean (a) from the Closing Date until the date of delivery of the Compliance Certificate and the financial statements for the second full Fiscal Quarter ending after the Closing Date, a percentage, per annum, equal to (i) for Revolving Loans that are Eurodollar Rate Loans, 4.00% per annum, (ii) for Revolving Loans and Swing Line Loans that are Base Rate Loans, 3.00% per annum; (iii) with respect to Term Loans that are Eurodollar Rate Loans, 4.00% per annum, (iv) with respect to Term Loans that are Base Rate Loans, 3.00% per annum and (v) with respect to the Applicable Revolving Commitment Fee Percentage, 0.50% per annum; (b) thereafter, with respect to Revolving Loans, Swing Line Loans and the Applicable Revolving Commitment Fee Percentage, a percentage, per annum, determined by reference to the Total Leverage Ratio in effect from time to time as set forth below:

TOTAL LEVERAGE RATIO	APPLICABLE MARGIN FOR REVOLVING LOANS (EURODOLLAR LOANS)	APPLICABLE MARGIN FOR REVOLVING LOANS (BASE RATE LOANS)	APPLICABLE REVOLVING COMMITMENT FEE PERCENTAGE
> 3.75:1.00	4.00%	3.00%	0.50%
< 3.75:1.00 > 3.00:1.00	3.75%	2.75%	0.50%
< 3.00:1.00	3.50%	2.50%	0.375%

No change in the Applicable Margin or Applicable Revolving Commitment Fee Percentage shall be effective until three (3) Business Days after the date on which Administrative Agent shall have received the applicable financial statements and a Compliance Certificate pursuant to Section 5.01(d) calculating the Total Leverage Ratio. At any time the Borrower has not submitted to Administrative Agent the applicable information as and when required under Section 5.01(d), the Applicable Margin and the Applicable Revolving Commitment Fee Percentage shall be determined as if the Total Leverage Ratio were in excess of 3.75:1.00. Promptly after receipt of the applicable information under Section 5.01(d), Administrative Agent shall give each Lender telefacsimile or telephonic notice (confirmed in writing) of the Applicable Margin and the Applicable Revolving Commitment Fee Percentage in effect from such date.

In the event that any financial statement delivered pursuant to Section 5.01 or certificate delivered pursuant to Section 5.01(d) is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin or Applicable Revolving Commitment Fee Percentage for any period (an “Applicable Period”) than the Applicable Margin or Applicable Revolving Commitment Fee Percentage applied for such Applicable Period, then (i) the Borrower shall promptly deliver to the Administrative Agent a correct certificate for such Applicable Period, (ii) the Applicable Margin and the Applicable Revolving Commitment Fee Percentage shall be determined as if the Total

Leverage Ratio was as set forth in the correct certificate for such Applicable Period, and (iii) the Borrower shall promptly pay to the Administrative Agent the accrued additional interest or fees, as applicable, that would have been due and payable at such time as a result of such increased Applicable Margin or Applicable Revolving Commitment Fee Percentage for such Applicable Period.

“Applicable Percentage” means with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Reserve Requirement” means, at any time, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors of the Federal Reserve System or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Rate Loans. A Eurodollar Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Appointing Sub-Agent” as defined in Section 9.05.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assessments” as defined in Section 4.23(g).

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any Person (other than Borrower or any Guarantor), in one transaction or a series of transactions, of all or any part of Borrower’s or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, including the Capital Stock of any of Borrower’s Subsidiaries, other than (i) inventory sold or leased in the ordinary course of business, (ii) sales of Cash or Cash Equivalents for fair market value; and (iii) sales, leases or licenses out of other assets for aggregate consideration of less than $250,000 with respect to any transaction or series of related transactions and less than $1,000,000 in the aggregate during any Fiscal Year.

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06), and accepted by Administrative Agent, in substantially the form of Exhibit D or any other form approved by Administrative Agent.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, chief operating officer or president, and such Person’s chief financial officer or treasurer.

“Available Equity Credit” means, as at any date of determination, the aggregate amount equal to (i) the fair market value of the common Capital Stock of the Borrower used by the Borrower as consideration to consummate a Permitted Acquisition or other permitted Investment plus (ii) the net cash proceeds received by Borrower from an offering of common Capital Stock of Borrower to the extent not required to prepay the Loans pursuant to Section 2.27(c) for such Fiscal Year minus (iii) the aggregate amount of the Available Equity Credit applied to make Permitted Acquisitions, Investments permitted pursuant to Section 6.06, Initial Earnout Payments and Milestone Payments pursuant to Section 6.04(d) and excluded from Consolidated Capital Expenditures, in each case using such credit from the Closing Date and on or prior to such date of determination.

“Available Warrant Credit” means, with respect to the amount of Permitted Acquisitions, as at any date of determination, (a) the aggregate amount of net cash proceeds received by Borrower from the exercise of the Warrants during the period from the Closing Date to and including such date of determination minus (b) the sum of (i) the aggregate amount of the Available Warrant Credit applied to make Permitted Acquisitions from the Closing Date and on or prior to such date of determination plus (ii) the aggregate amount of the prepayments required pursuant to Section 2.27(f) to be made prior to or concurrently with the making of Permitted Acquisitions utilizing the Available Warrant Credit from the Closing Date and on or prior to such date of determination.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus ½ of 1%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Beneficiary” means each Agent, Issuing Bank, Lender and Lender Counterparty.

“Board of Directors” means (i) in the case of a Person that is a limited partnership, the general partner or any committee authorized to act therefor, (ii) in the case of a Person that is a corporation, the board of directors of such Person or any committee authorized to act therefor, (iii) in the case of a Person that is a limited liability company, the board of managers or members of such Person or such Person’s manager or any committee authorized to act therefor and (iv) in the case of any other Person, the board of directors, management committee or similar governing body or any authorized committee thereof responsible for the management of the business and affairs of such Person.

“Book Runner” as defined in the preamble hereto.

“Borrower” as defined in the preamble hereto.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, the term “Business Day” shall mean any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents  (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means, at any time, (i) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than Management Investors (a) shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting and/or economic interest in the Capital Stock of Borrower or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the Board of Directors of Borrower; (ii) the majority of the seats (other than vacant seats) on the Board of Directors of Borrower cease to be occupied by Persons who either (a) were members of the Board of Directors of Borrower on the Closing Date or (b) were nominated for election by the Board of Directors of Borrower, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors; or (iii) Borrower shall cease to beneficially own and control 100% on a fully diluted basis of the economic and voting interest in the Capital Stock of Chem Rx.

“Chem Rx” as defined in the recitals hereto.

“Chem Rx-NJ” as defined in the recitals hereto.

“Chem Rx-PA” as defined in the recitals hereto.

“CIBC” as defined in the preamble hereto.

“CIBC WM” as defined in the preamble hereto.

“Class” means (i) with respect to Lenders, each of the following classes of Lenders:  (a) Lenders having Initial Term Loan Exposure, (b) Lenders having Delayed Draw Term Loan Exposure, and (c) Lenders having Revolving Exposure (including Swing Line Lender) and (ii) with respect to Loans, each of the following classes of Loans:  (a) Initial Term Loans, (b) Delayed Draw Term Loans and (c) Revolving Loans (including Swing Line Loans). Notwithstanding the foregoing, Delayed Draw Term Loans shall be deemed a separate Class of Commitments or Loans, respectively, hereunder, unless such Delayed Draw Term Loans are deemed an increase to the Initial Term Loan Commitment (as contemplated by Section 2.01(c)), in which case the Delayed Draw Term Loan Commitments and Delayed Draw Term Loans shall constitute part of the Initial Term Loan Commitments or Initial Term Loans, as applicable.

“Closing Date” means the date on which the Term Loans are made.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit E-1.

“Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” as defined in the preamble hereto.

“Collateral Documents” means the Intercreditor Agreement, the Lien Subordination Agreement, the Pledge and Security Agreement, the Mortgages, the Landlord Collateral Access Agreements, Control Agreements, IP Security Agreements, if any, and all other instruments, documents and agreements delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Collateral Agent, for the benefit of Lenders, a Lien on any real, personal or mixed property of that Loan Party as security for the Obligations.

“Collateral Questionnaire” means a certificate in form reasonably satisfactory to the Collateral Agent that provides information with respect to the personal or mixed property of each Loan Party.

“Commitment” means any Revolving Commitment or Term Loan Commitment.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Consent Subsidiary” means any Subsidiary formed or acquired after the date hereof, in respect of which (a) the consent of any Person other than Borrower or any Wholly Owned Subsidiary is required by applicable law or the terms of any organizational document of such Subsidiary or other agreement of such Subsidiary or any Affiliate of such Subsidiary in order for such Subsidiary to become a Guarantor or in order for Capital Stock of such Subsidiary to be pledged under the Collateral Documents, as the case may be, and (b) Borrower endeavored in good faith to obtain such consents and such consents shall not have been obtained.

“Consolidated Adjusted EBITDA” means, for any period, an amount determined for Borrower and its Subsidiaries on a consolidated basis equal to (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income, (b) Consolidated Interest Expense, (c) provisions for Taxes based on income, (d) total depreciation expense, (e) total amortization expense, (f) Transaction Costs incurred and paid in the period (to the extent expensed), including, without limitation, bonus payments paid to employees in connection with the Acquisition in an amount not to exceed $5,350,000, and (g) other non-cash items reducing Consolidated Net Income (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period) minus (ii) other non-cash items increasing Consolidated Net Income for such period (excluding (A) any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash items in any prior period and (B) any such non-cash item to the extent it will result in the receipt of cash payments in any future period or in respect of which cash was received in a prior period); provided that with respect to any calculation period ending prior to the first anniversary of the Closing Date the foregoing shall be subject to adjustment as set forth in Schedule 1.01A.

“Consolidated Adjusted EBITDAR” means, for any period, Consolidated Adjusted EBITDA for such period plus Consolidated Lease Expense for such period.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of Borrower and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the consolidated statement of cash flows of Borrower and its Subsidiaries. For purposes of Section 6.07, the following shall be excluded from Consolidated Capital Expenditures: (i) the principal amount of Indebtedness incurred to finance such expenditures, but including principal payments or prepayments of any such Indebtedness incurred during such period or any prior period, (ii) expenditures made using the proceeds of the issuance of Capital Stock, to the extent such proceeds are not required to prepay the Loans pursuant to Section 2.27(c) and (iii) expenditures made using the proceeds of asset sales, insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are reinvested or committed to be reinvested pursuant to Section 2.27(a) or (b).

“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period, excluding any amount not payable in cash for such period and excluding any Earnout Interest; provided that, with respect to any calculation period ending prior to the first anniversary of the Closing Date the foregoing shall be subject to adjustment as set forth in Schedule 1.01A.

“Consolidated Current Assets” means, as at any date of determination, the total assets of Borrower and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents; provided, that Consolidated Current Assets shall include all trade receivables, whether or not classified as a current asset.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of Borrower and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt.

“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) equal to:  (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Adjusted EBITDA, plus (b) the Consolidated Working Capital Adjustment, minus (ii) the sum, without duplication, of the amounts for such period of (a) voluntary and scheduled repayments of Consolidated Total Debt (excluding repayments of Revolving Loans or Swing Line Loans except to the extent the Revolving Commitments are permanently reduced in connection with such repayments), (b) Consolidated Capital Expenditures, (c) Consolidated Cash Interest Expense, and (d) provisions for current taxes based on income of Borrower and its Subsidiaries and payable in cash with respect to such period.

“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of the amounts determined for Borrower and its Subsidiaries on a consolidated basis equal to (i) Consolidated Cash Interest Expense (excluding for the avoidance of doubt, amortization expense with respect to deferred financing fees), (ii) scheduled payments of principal on Consolidated Total Debt and (iii) Consolidated Lease Expense; provided that, with respect to any calculation period ending prior to the first anniversary of the Closing Date, the foregoing shall be subject to adjustment as set forth in Schedule 1.01A.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest and after giving effect to any net payments made or received with respect to Interest Rate Agreements) of Borrower and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Borrower and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net termination costs under Interest Rate Agreements, but excluding, however, any amounts referred to in Section 2.23(f) or Section 2.23(a) of Second Lien Credit Agreement payable on or before the Closing Date; provided that, with respect to any calculation period ending prior to the first anniversary of the Closing Date, the foregoing shall be subject to adjustment as set forth in Schedule 1.01A.

 “Consolidated Lease Expense” means, for any period, the aggregate amount of fixed and contingent rentals payable by Borrower and its Subsidiaries for such period with respect to leases of real and personal property, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any period, (i) the net income (or loss) of Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (ii) (a) the income (or loss) of any Person (other than a Loan Party) in which any other Person (other than a Loan Party) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to a Loan Party by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Borrower or is merged into or consolidated with Borrower or any of its Subsidiaries or that Person’s assets are acquired by Borrower or any of its Subsidiaries, (c) the income of any Subsidiary of Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (d) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, and (e) (to the extent not included in clauses (a) through (d) above) any net extraordinary gains or net extraordinary losses.

“Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP (without giving effect to original issue discount).

“Consolidated Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets over Consolidated Current Liabilities.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section 7.02.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreements” means each control agreement executed and delivered to the Collateral Agent for the benefit of the Secured Parties, a securities intermediary or depositary bank and by the applicable Loan Party on or after the Closing Date and each control agreement to be executed and delivered by the Collateral Agent, a securities intermediary or depository bank and the applicable Loan Party pursuant to the terms of the Pledge and Security Agreement with such modifications as the Collateral Agent may reasonably request or approve, in each case, to the extent permitted by and in accordance with applicable law.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of
Exhibit A-2.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit F delivered by a Loan Party pursuant to Section 5.11.

“Credit Date” means the date of a Credit Extension.

“Credit Extension” means the making of a Loan or the issuing of a Letter of Credit.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders (including such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Loans of such Defaulting Lender.

“Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates:  (i) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (ii) the date on which (a) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non-pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms of Sections 2.25, 2.26, 2.27 and 2.28 or by a combination thereof) and (b) such Defaulting Lender shall have delivered to Borrower and Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments, and (iii) the date on which Borrower, Administrative Agent and Requisite Lenders waive all Funding Defaults of such Defaulting Lender in writing.

“Defaulted Loan” as defined in Section 2.38.

“Defaulting Lender” as defined in Section 2.38.

“Delayed Draw Term Loan” means a delayed draw term loan made by a Lender to Borrower pursuant to Section 2.01(a)(ii).

“Delayed Draw Term Loan Commitment” means the commitment of a Lender to make or otherwise fund the Delayed Draw Term Loans and “Delayed Draw Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Delayed Draw Term Loan Commitment, if any, is set forth in the Lender Addendum or in the applicable Assignment and Assumption Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Delayed Draw Term Loan Commitments as of the Closing Date is $20,000,000.

“Delayed Draw Term Loan Commitment Period” means the time period commencing on the date of receipt by Administrative Agent of the audited financial statements for the Fiscal Year ending December 31, 2007 through and including the Delayed Draw Term Loan Commitment Termination Date.

“Delayed Draw Term Loan Commitment Termination Date” means the earliest to occur of (i) the date the Delayed Draw Term Loan Commitments are permanently reduced to zero pursuant to Section 2.26, (ii) the date of the termination of the Commitments pursuant to Section 8.01 and (iii) July 31, 2008.

“Delayed Draw Term Loan Credit Date” means any date of funding of Delayed Draw Term Loans after the Closing Date.

“Delayed Draw Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Delayed Draw Term Loans of such Lender; provided that at any time prior to the making of the Delayed Draw Term Loans, the Delayed Draw Term Loan Exposure of any Lender shall be equal to such Lender’s Delayed Draw Term Loan Commitment.

“Delayed Draw Term Loan Maturity Date” means the earlier of (i) the sixth anniversary of the Closing Date, and (ii) the date that all Delayed Draw Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Delayed Draw Term Loan Note” means a promissory note in the form of Exhibit B-2, as it may be amended, supplemented, restated or otherwise modified from time to time.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Documentation Agent” shall mean a documentation agent appointed by the Lead Arranger pursuant to Section 9.01.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Earnout Interest” means the interest payable pursuant to Section 1.8(c) of the Stock Purchase Agreement.

“Earnout Seller Notes” means any Indebtedness of the Borrower in favor of the Sellers (or their family members or to a trust, partnership or other entity formed for the benefit of the Sellers or such family members primarily for estate or family planning purposes) incurred to enable Borrower to make the Initial Earnout Payments and Milestone Payments; provided that (i) such Indebtedness is unsecured and not guaranteed by any of Borrower’s Subsidiaries, (ii) such Indebtedness does not bear interest (other than payment-in-kind interest) and is not subject to commissions, charges, expenses, fees, attorneys’ fees or disbursements, indemnities or other amounts (other than any amounts that may not be paid until the Termination Date has occurred), (iii) such Indebtedness shall be subordinated to the Obligations in a manner reasonably acceptable to the Administrative Agent and (iv) the maturity date of such Indebtedness shall be no earlier than six months following the maturity date of the Second Lien Term Loans and such Indebtedness shall not be subject to amortization or prepayment prior to such date; provided further that such Indebtedness may be required to be prepaid on or after the Termination Date if on or prior to such date, Borrower shall have received at least $30,000,000 of net cash proceeds from the exercise of the Warrants or any equity offering.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, or (d) any other Person (other than a natural person) approved by (i) Administrative Agent, (ii) in the case of any assignment of a Revolving Commitment, the Issuing Bank and Swing Line Lender, and (iii) unless an Event of Default has occurred and is continuing or the primary syndication period is continuing (which will end not later than six months after the Closing Date), Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include Borrower’s Affiliates or Subsidiaries or any natural person; provided further that promptly following the termination of the primary syndication period, the Administrative Agent shall provide written notice thereof to the Borrower.

“Employee Benefit Plan” means any material “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Release of, or exposure to, Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene or the protection of human, plant or animal health or welfare, in any manner applicable to Borrower or any of its Subsidiaries or any Facility.

“Equity Contribution” means the release of at least $42,300,000 in proceeds from the Borrower’s initial public offering being held in trust to the Borrower and a rollover of equity by the Sellers and by Michael Segal in an amount not less than 17.0% of the pro forma capitalization of the Borrower after consummation of the Acquisition.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Borrower or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Borrower or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Borrower or such Subsidiary and with respect to liabilities arising after such period for which Borrower or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in material liability to Borrower, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of material liability on Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could reasonably be expected to give rise to the imposition on Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

“Eurodollar Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

“Event of Default” means each of the conditions or events set forth in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Taxes” means, with respect to Administrative Agent, any Lender, the Swing Line Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrower under Section 2.37), any United States withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.36(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 2.36(a).

“Existing Indebtedness” means (i) Indebtedness and other obligations outstanding under  that certain Credit Agreement dated as of November 15, 2006 between Chem Rx and Bank of America, N.A., as amended prior to the Closing Date and (ii) up to $7,500,000 of Indebtedness and other obligations owed by Chem Rx-NJ and Jerry Silva.

“Existing Letters of Credit” means the letters of credit outstanding on the Closing Date and set forth on Schedule 1.01B.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Borrower or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Fair Share” as defined in Section 7.02.

“Fair Share Contribution Amount” as defined in Section 7.02.

“Fair Share Shortfall” as defined in Section 7.02.

“Federal Funds Effective Rate” means for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Administrative Agent, in its  capacity as a Lender, on such day on such transactions as determined by Administrative Agent.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of Borrower that such financial statements fairly present, in all material respects, the financial condition of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end or quarter-end adjustments, as applicable.

“Financial Plan” as defined in Section 5.01(h).

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than Permitted Liens.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Borrower and its Subsidiaries ending on December 31 of each calendar year.

“Fixed Charge Coverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Adjusted EBITDAR for the four-Fiscal Quarter period then ending, minus Consolidated Capital Expenditures for such four-Fiscal Quarter period, to (ii) Consolidated Fixed Charges for such four-Fiscal Quarter period.

“Flood Hazard Property” means any Real Estate Asset subject to a Mortgage in favor of Collateral Agent, for the benefit of Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Lender” means any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funding Default” as defined in Section 2.38.

“Funding Guarantor” as defined in Section 7.02.

“Funding Notice” means a notice substantially in the form of Exhibit A-1.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.02, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Authorization” means any permit, license, approval, agreement, provider number, registration, certificate, filing, consent, authorization, plan, directive, consent order, consent decree or other permission (including any supplements or amendments thereto) of or from any Governmental Authority.

“Governmental Third Party Payor” as defined in Section 4.23(c).

“Governmental Third Party Payor Programs” as defined in Section 4.23(c).

“Grantor” as defined in the Pledge and Security Agreement.

“Guaranteed Obligations” as defined in Section 7.01.

“Guarantor” means each Subsidiary of Borrower other than a Consent Subsidiary.

“Guaranty” means the guaranty of each Guarantor set forth in Article Seven.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past or current activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Health Care Laws” means (a) the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Anti-Self-Referral Law (42 U.S.C. § 1395nn), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the exclusion laws (42 U.S.C. § 1320a-7), the civil monetary penalty laws (42 U.S.C. § 1320a-7a), the regulations promulgated pursuant to such statutes and any comparable state laws, (b) the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d et seq.), the regulations promulgated thereunder and any comparable state laws, (c) the Federal Food, Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.) and the regulations promulgated thereunder, (d) the Controlled Substances Act (21 U.S.C. §§ 801 et seq.), the regulations promulgated thereunder and any comparable state laws, (e) Medicare, (f) Medicaid, (g) the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (Pub. L. No. 108-173) and the regulations promulgated thereunder, and (h) any other state or federal law or regulation which regulates patient or program charges, recordkeeping, claims process, documentation requirements, medical necessity, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, privacy, security, pharmacy practice and compounding, licensure, accreditation or any other aspect of providing health care or pharmacy services.

“Hedge Agreement” means an Interest Rate Agreement entered into with a Lender Counterparty in order to satisfy the requirements of this Agreement or otherwise in the ordinary course of Borrower’s or any of its Subsidiaries’ businesses.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as the same may be amended, modified or supplemented from time to time, any successor statute thereto, any and all rules or regulations promulgated from time to time thereunder, and any comparable state laws.

“HIPAA Compliance Plan” as defined in Section 4.23(g).

“HIPAA Compliant” means that to the extent applicable, each of Borrower and its Subsidiaries (a) is in material compliance with any and all of the applicable requirements of HIPAA and (b) is not subject to, and could not reasonably be expected to become subject to, any civil or criminal penalty or any investigation, claim or process that could reasonably be expected to cause a Material Adverse Effect in connection with any violation by Borrower or any Subsidiary of the then effective requirements of HIPAA.

“Historical Financial Statements” means as of the Closing Date, (i) the audited financial statements of Chem Rx for the immediately preceding three Fiscal Years, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years, and (ii) the unaudited monthly (with respect to Chem Rx only) and quarterly consolidated financial statements of the Borrower, Chem Rx and their respective Subsidiaries as at any Fiscal Quarter following December 31, 2006 that is ended 45 days prior to the Closing Date and for any month following December 31, 2006 that is ended 30 days prior to the Closing Date, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for the one-, three- or six-month period, as applicable, ending on such date, and, in the case of clauses (i) and (ii), certified by the chief executive officer of Borrower or the chief financial officer of Chem Rx, as applicable, that they fairly present, in all material respects, the financial condition of Chem Rx and their respective

Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Increased Amount Date” as defined in Section 2.39.

“Indebtedness”, as applied to any Person, means, without duplication, (i) all indebtedness of such Person for borrowed money; (ii) that portion of obligations of such Person with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted by such Person representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six (6) months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument; (v) all indebtedness of a third party secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; provided that the amount of such nonrecourse indebtedness shall be deemed not to exceed the value of the property on which the Lien is attached; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse to such Person, or sale with recourse to such Person of the indebtedness of another; (viii) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the indebtedness of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (ix) any liability of such Person for the indebtedness of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such indebtedness or any security therefor, or to provide funds for the payment or discharge of such indebtedness (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (ix), the primary purpose or intent thereof is as described in clause (viii) above; and (x) obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including any Interest Rate Agreement, whether entered into for hedging or speculative purposes; provided, in no event shall obligations under any Interest Rate Agreement be deemed “Indebtedness” for any purpose under Section 6.07.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” as defined in Section 10.02(b).

“Initial Earnout Payments” means (i) the 2007 Cash Earn Out (as defined in Section 1.8(a)(i) of the Stock Purchase Agreement on the date hereof), together with any Earnout Interest payable thereon, (ii) any portion of the 2007 Earn Out Shares (as defined in Section 1.8(a)(i) of the Stock Purchase Agreement on the date hereof) that is paid in cash pursuant to Section 1.12 of the Stock Purchase Agreement on the date hereof and (iii) any portion of the shares issuable to the Sellers pursuant to Section 1.9(a)(i) of the Stock Purchase Agreement on the date hereof that is paid in cash pursuant to Section 1.12 of the Stock Purchase Agreement on the date hereof; provided that any such payments shall be made in Capital Stock of the Borrower to the maximum extent allowable pursuant to the Stock Purchase Agreement on the date hereof and, in any event, made to the maximum extent possible while still preserving an election under Section 338(h)(10) of the Internal Revenue Code.

“Initial Seller Notes” means any Indebtedness of Borrower in favor of the Sellers (or their family members or to a trust, partnership or other entity formed for the benefit of the Sellers or such family members primarily for estate or family planning purposes) issued on the Closing Date in the amount of $8,258,748.47; provided that (i) such Indebtedness shall accrue interest quarterly at a rate not to exceed 13.0% per annum in kind, (ii) such Indebtedness is unsecured and not guaranteed by any of Borrower’s Subsidiaries, (iii) such Indebtedness does not bear interest (other than the payment-in-kind interest described in clause (i)) and is not subject to commissions, charges, expenses, fees, attorneys’ fees or disbursements, indemnities or other amounts (other than any amounts that may not be paid until the Termination Date has occurred), (iv) such Indebtedness shall be subordinated to the Obligations in a manner reasonably acceptable to the Administrative Agent and (v) the maturity date of such Indebtedness shall be no earlier than six months following the maturity date of the Second Lien Term Loans and such Indebtedness shall not be subject to amortization or prepayment prior to such date; provided further that such Indebtedness may be required to be prepaid on or after the Termination Date if on or prior to such date, Borrower shall have received at least $30,000,000 of net cash proceeds from the exercise of the Warrants or any equity offering..

“Initial Term Loan” means a term loan made by a Lender to Borrower pursuant to Section 2.01(a)(i).

“Initial Term Loan Commitment” means the commitment of a Lender to make or otherwise fund an Initial Term Loan and “Initial Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Initial Term Loan Commitment, if any, is set forth on the Lender Addendum or in the applicable Assignment and Assumption Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Initial Term Loan Commitments as of the Closing Date is $80,000,000.

“Initial Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Initial Term Loans of such Lender; provided at any time prior to the making of the Initial Term Loans, the Initial Term Loan Exposure of any Lender shall be equal to such Lender’s Initial Term Loan Commitment.

“Initial Term Loan Maturity Date” means the earlier of (i) the sixth anniversary of the Closing Date, and (ii) the date that all Initial Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Initial Term Loan Note” means a promissory note in the form of Exhibit B-1, as it may be amended, supplemented, restated or otherwise modified from time to time.

“Installment” as defined in Section 2.24.

“Installment Date” as defined in Section 2.24.

“Intellectual Property” means (a) all inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (d) all broadcast rights, (e) all mask works and all applications, registrations and renewals in connection therewith, (f) all know-how, trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice (including ideas, research and development, know-how, formulas, compositions and manufacturing and production process and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (g) all computer software (including data and related documentation), (h) all other proprietary rights, (i) all copies and tangible embodiments thereof (in whatever form or medium) and (j) all licenses and agreements in connection therewith.

“Intercreditor Agreement” means an Intercreditor Agreement substantially in the form of Exhibit I, as it may be amended, supplemented or otherwise modified from time to time.

“Interest Payment Date” means with respect to (i) any Base Rate Loan, the last Business Day of each of the months of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date and the final maturity date of such Loan; and (ii) any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided, in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, in connection with a Eurodollar Rate Loan, an interest period of one-, two-, three- or six-months and, to the extent available to each applicable Lender, nine- or twelve-months, as selected by Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (c) and (d), of this definition, end on the last Business Day of a calendar month; (c) no Interest Period with respect to any portion of any Class of Term Loans shall extend beyond such Class’s Term Loan Maturity Date; and (d) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Commitment Termination Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with Borrower’s and its Subsidiaries’ operations and not for speculative purposes.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means (i) any direct or indirect purchase or other acquisition by Borrower or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than a Guarantor); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Borrower from any Person (other than Borrower or any Guarantor), of any Capital Stock of such Person; and (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Borrower or any of its Subsidiaries to any other Person (other than Borrower or any Guarantor), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“IP Security Agreement” means each First Lien Trademark Security Agreement, First Lien Patent Security Agreement or First Lien Copyright Security Agreement by and among Borrower, each Guarantor and the Collateral Agent, as each may be amended, modified or supplemented in accordance with the terms hereof and thereof.

“Issuance Notice” means an Issuance Notice substantially in the form of Exhibit A-3.

“Issuing Bank” means CIBC as Issuing Bank hereunder, together with its permitted successors and assigns in such capacity or such other Lender from time to time designated by Borrower and CIBC, which has agreed in writing to act as Issuing Bank hereunder.

“Joinder Agreement” means an agreement substantially in the form of Exhibit L.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“knowledge” means the actual knowledge of a Responsible Officer of Borrower or any of its Subsidiaries.

“Landlord Collateral Access Agreement” means a Landlord Collateral Access Agreement substantially in the form of Exhibit H with such amendments or modifications as may be approved by Collateral Agent in its reasonable discretion.

“Landlord Consent and Estoppel” means, with respect to any Leasehold Property, a letter, certificate or other instrument in writing from the lessor under the related lease, pursuant to which, among other customary things, the landlord consents to the granting of a Mortgage on such Leasehold Property by the Loan Party tenant and certifies to such other matters under the related lease as are reasonably requested by the Collateral Agent, such Landlord Consent and Estoppel to be in form and substance acceptable to the Collateral Agent in its reasonable discretion, but in any event sufficient for the Collateral Agent to obtain a title policy with respect to such Mortgage.

“Lead Arranger” as defined in the preamble hereto.

“Leasehold Property” means any leasehold interest of any Loan Party as lessee under any lease of real property, other than any such leasehold interest designated from time to time by Collateral Agent in its reasonable discretion as not being required to be included in the Collateral because the costs of including such leasehold interest in the Collateral are excessive in relation to the security to be provided thereby.

“Lender” means each financial institution that has become a party hereto pursuant to a Lender Addendum or Joinder Agreement as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment and Assumption Agreement and including, as the context requires, the Swing Line Lender.

“Lender Addendum” means with respect to any Lender on the Closing Date, a lender addendum in the form of Exhibit J, to be executed and delivered by such Lender on the Closing Date as provided in Section 10.23.

“Lender Counterparty” means each Lender, each Agent and each of their respective Affiliates’ counterparty to a Hedge Agreement (including any Person who is an Agent or a Lender or any Affiliate thereof at the time of entering into a Hedge Agreement, but thereafter ceases to be a Lender or an Agent).

“Letter of Credit” means a standby or trade letter of credit issued or to be issued by Issuing Bank pursuant to this Agreement.

“Letter of Credit Sublimit” means the lesser of (i) $2,500,000 and (ii) the aggregate unused amount of the Revolving Commitments then in effect.

“Letter of Credit Usage” means, as at any date of determination, the sum of (i) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding, and (ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing Bank and not theretofore reimbursed by or on behalf of Borrower.

“Lien” means (i) any lien, mortgage, pledge, assignment as security, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Lien Subordination Agreement” means each Lien Subordination Agreement among the Administrative Agent, the administrative agent under the Second Lien Credit Agreement, the Loan Parties and the applicable vendor, as it may be amended, supplemented or otherwise modified from time to time.

“Loan” means an Initial Term Loan, a Delayed Draw Term Loan, a Revolving Loan, and a Swing Line Loan.

“Loan Document” means any of this Agreement, the Notes, if any, the Collateral Documents, any documents or certificates executed by Borrower in favor of Issuing Bank relating to Letters of Credit, and all other documents, instruments or agreements executed and delivered by a Loan Party for the benefit of any Agent, Issuing Bank or any Lender in connection herewith.

“Loan Party” means each Person (other than any Agent, Issuing Bank or any Lender or any other representative thereof) from time to time party to a Loan Document.

“Management Investors” means (i) Jerry Silva and Steven Silva, and (ii) any trust, corporation, partnership or other entity Controlled by any Person described in the immediately preceding clause (i), in each case, who have been, are or become investors in, or shareholders of, the Borrower.

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means (i) as of the Closing Date, any change, circumstance, development, state of facts, event or effect (a) that has had or would reasonably be expected to have a material adverse change or effect (taken alone or in the aggregate with any other adverse change or effect) in or with respect to the business, assets, condition (financial or otherwise) or results of operations of Chem Rx and its Subsidiaries, taken as a whole or (b) that could reasonably be expected to prevent or materially delay the consummation by the Sellers or Chem Rx of the transactions contemplated by the Stock Purchase Agreement and the other Transaction Agreements (as defined in the Stock Purchase Agreement), excluding, in each case, any such change or effect that arises out of or is related to:  (A) changes in (x) general economic, regulatory or political conditions or (y) financial or securities markets in general, (B) the announcement or public disclosure of the Stock Purchase Agreement or the other Transaction Agreements (as defined in the Stock Purchase Agreement), or (C) the institutional pharmacy or pharmaceutical industries in general and not specifically related to Chem Rx; and (ii) any time thereafter, a material adverse effect on (a) the business, operations, properties, assets, or financial condition of Borrower and its Subsidiaries taken as a whole; (b) the ability of the Loan Parties to fully and timely perform their material Obligations; (c) the legality, validity, binding effect or enforceability against a Loan Party of a material Loan Document to which it is a party; or (d) the material rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any Secured Party under the Loan Documents.

“Material Contract” means any contract or other arrangement to which Borrower or any of its Subsidiaries is a party (other than the Loan Documents or the Second Lien Credit Agreement and the documents related thereto) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Material Real Estate Asset” means (i) all Leasehold Properties other than those with respect to which the aggregate payments under the terms of the lease are less than $150,000 per annum or (ii) any Real Estate Asset acquired after the Closing Date and that (a) is a fee-owned Real Estate Asset having a fair market value in excess of $1,000,000 as of the acquisition of such Real Estate Asset, (b) is a Leasehold Property with aggregate payments under the term of the lease of at least $150,000 per annum or (c) the Requisite Lenders have determined in their reasonable discretion is material to the business, operations, properties, assets or financial condition of Borrower and its Subsidiaries, taken as a whole; provided that, as of the Closing Date, the Leasehold Properties at (A) 750 Park Place, Long Beach, New York 11561, (B) 4041 M. Hadley Road, South Plainfield, New Jersey 07080 and (c) HCR 1, Box 30, Route 209, Bossardsville Road, Sciota, Pennsylvania 18354 are the only Material Real Estate Assets.

“Medicaid” means collectively, the healthcare assistance program established by Title XIX of the Social Security Act (42 U.S.C. §§1396 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders, guidelines or requirements pertaining to such program, including (a) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting such program, (b) all state statutes and plans for medical assistance enacted in connection with such program and federal rules and regulations promulgated in connection with such program, and (c) all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement, guidelines and requirements of all government authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare” means collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. §§1395 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders or guidelines pertaining to such program, including (a) all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting such program, and (b) all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement, guidelines and requirements of all governmental authorities promulgated in connected with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Merger Agreement” means the agreement and plan of merger, dated as of June 15, 2007, among Borrower, Paramount Merger Sub, Inc., Chem Rx-NJ, Chem Rx and the members of Chem Rx-NJ.

“Milestone Payments” means any holdback and contingent payments in cash and stock that may be payable pursuant to Sections 1.8, 1.9, 1.10 and 1.12 of the Stock Purchase Agreement on the date hereof; provided that any such payments shall be made in Capital Stock of the Borrower to the maximum extent allowable pursuant to the Stock Purchase Agreement on the date hereof and, in any event, made to the maximum extent possible while still preserving an election under Section 338(h)(10) of the Internal Revenue Code.

“Moody’s” means Moody’s Investor Services, Inc.

“Mortgage” means a fee mortgage in a form to be agreed between Administrative Agent and Borrower, as it may be amended, supplemented, restated or otherwise modified from time to time in accordance with Section 10.04(a).

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in
Section 3(37) of ERISA.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of Borrower and its Subsidiaries in the form prepared for presentation to senior management or the Board of Directors thereof for the applicable month, Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate, which shall include a summary of operating metrics for the applicable period and a detailed summary of accounts receivable aging.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to:  (i) cash payments (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by Borrower or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs incurred in connection with such Asset Sale, including (a) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, (c) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Borrower or any of its Subsidiaries in connection with such Asset Sale and (d) any legal, accounting, investment banking, title and recording fees, and other expenses incurred in connection with such Asset Sale.

“Net Insurance/Condemnation Proceeds” means an amount equal to:  (i) any cash payments or proceeds received by Borrower or any of its Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by Borrower or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Borrower or such Subsidiary in respect thereof, (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income taxes payable as a result of any gain recognized in connection therewith and (c) any legal, accounting, investment banking, title and recording fees, and other expenses incurred in connection with the payments or proceeds referred to in clause (i) of this definition.

“New Revolving Loan Commitments” as defined in Section 2.39.

“New Revolving Loan Lender” as defined in Section 2.39.

“New Revolving Loans” as defined in Section 2.39.

“Non-Guarantor” means any Subsidiary of Borrower that is not a Guarantor.

“Note” means an Initial Term Loan Note, a Delayed Draw Term Loan Note, a Revolving Loan Note or a Swing Line Note.

“Notice” means a Funding Notice, an Issuance Notice, or a Conversion/Continuation Notice.

“Obligations” means all obligations of every nature of each Loan Party from time to time owed to the Agents (including former Agents), the Lenders or any of them and Lender Counterparties, under any Loan Document or Hedge Agreement, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Loan Party, would have accrued on any Obligation, whether or not a claim is allowed against such Loan Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, payments for early termination of Hedge Agreements, fees, expenses, indemnification or otherwise.

“Obligee Guarantor” as defined in Section 7.07.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its bylaws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, including any interest, additions to tax or penalties applicable thereto.

“Participant” as defined in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Acquisition” means any acquisition by Borrower or any of its Wholly Owned Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Capital Stock of, or a business line or unit or a division of, any Person (the “Target”); provided,

(a)                                  immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(b)                                 all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

(c)                                  in the case of the acquisition of Capital Stock, all of the Capital Stock (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by the Target or any newly formed Subsidiary of Borrower in connection with such acquisition shall be owned 100% by Borrower or a Guarantor thereof, and Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of Borrower, each of the actions set forth in Sections 5.11 and/or 5.12, as applicable;

(d)                                 Borrower and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.07 on a pro forma basis after giving effect to such acquisition as of the last day of the Fiscal Quarter most recently ended for which financial statements have been provided pursuant to Section 5.01 (as determined in accordance with Section 6.07(d));

(e)                                  Borrower shall have delivered to Administrative Agent at least ten (10) Business Days prior to such proposed acquisition (or such shorter period consented to by the Administrative Agent), a Compliance Certificate evidencing compliance with Section 6.07 as required under clause (d) above, together with all relevant financial and other information with respect to such acquired assets reasonably requested by the Administrative Agent, including the aggregate consideration for such acquisition;

(f)                                    the Target shall be in same or related business or lines of business in which Borrower and/or its Subsidiaries are engaged as of the Closing Date;

(g)                                 at the time of such acquisition and after giving effect thereto, the amount, if any, by which (i) the Revolving Commitment exceeds (ii) the sum of the Total Utilization of Revolving Commitments shall not be less than $5,000,000;

(h)                                 the Purchase Price to be paid in respect of the Target (i) when aggregated with the Purchase Price paid in respect of all prior acquisitions made in the applicable period is less than an amount equal to (A) in respect of the period from the Closing Date to December 31, 2008, $15,000,000 and (B) in each Fiscal Year thereafter, $10,000,000, in each case plus the Available Warrant Credit and the Available Equity Credit at such time and (ii) when aggregated with the Purchase Price paid in respect of all prior acquisitions made from the Closing Date to the date of determination is less than an aggregate amount equal to $40,000,000 plus the Available Warrant Credit and the Available Equity Credit at such time; and

(i)                                     after giving effect to an acquisition, Borrower shall demonstrate a pro forma Total Leverage Ratio of at least twenty-five (25) basis points less than the then applicable Total Leverage Ratio required by Section 6.07.

“Permitted Investments” means each of the Investments permitted pursuant to Section 6.06.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.02.

“Permitted Refinancing” means (i) renewals and extensions expressly provided for in the agreements evidencing any Indebtedness as the same are in effect on the date of this Agreement and (ii) refinancings, renewals, replacements and extensions of any such Indebtedness if the terms and conditions thereof are not materially less favorable to the obligor thereon or to the Lenders than the Indebtedness being refinanced, renewed, replaced or extended, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced, renewed, replaced or extended, and the final maturity thereof is equal to or later than the Indebtedness being refinanced, renewed, replaced or extended; provided that (a) such Indebtedness permitted under the immediately preceding clause (i) or (ii) above shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being refinanced, renewed, replaced or extended, (B) exceed in a principal amount the principal amount of Indebtedness being refinanced, renewed, replaced or extended plus interest, premium and reasonable transaction costs and fees and expenses, if any, paid in connection with such refinancing, renewal, replacement or extension or (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom and (b) if the Indebtedness being refinanced, renewed, replaced or extended is subordinated in right of payment to the Obligations, such refinancing, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being refinanced, renewed, replaced or extended.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pledge and Security Agreement” means the First Lien Pledge and Security Agreement to be executed by Borrower and each Guarantor substantially in the form of Exhibit G, as it may be amended, supplemented, restated or otherwise modified from time to time.

“Prepayment Notice” means a notice substantially in the form of Exhibit M.

“Prime Rate” means the rate of interest per annum that CIBC announces from time to time as its prime lending rate, as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. CIBC or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Principal Office” means, for each of Administrative Agent, Swing Line Lender and Issuing Bank, such Person’s “Principal Office” as set forth in Section 10.01, or such other office as such Person may from time to time designate in writing to Borrower, Administrative Agent and each Lender.

“Privacy and Security Rules” as defined in Section 4.23(g).

“Private Third Party Payor” as defined in Section 4.23(c).

“Private Third Party Payor Programs” as defined in Section 4.23(c).

“Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Initial Term Loan of any Lender, the percentage obtained by dividing (a) the Initial Term Loan Exposure of that Lender by (b) the aggregate Initial Term Loan Exposure of all Lenders; (ii) with respect to all payments, computations and other matters relating to the Delayed Draw Term Loans of any Lender, the percentage obtained by dividing (a) the Delayed Draw Term Loan Exposure of that Lender by (b) the aggregate Delayed Draw Term Loan Exposure of all Lenders; and (iii) with respect to all payments, computations and other matters relating to the Revolving Commitment or Revolving Loans of any Lender or any Letters of Credit issued or participations purchased therein by any Lender or any participations in any Swing Line Loans purchased by any Lender, the percentage obtained by dividing (a) the Revolving Exposure of that Lender by (b) the aggregate Revolving Exposure of all Lenders. For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the Initial Term Loan Exposure, Delayed Draw Term Loan Exposure and the Revolving Exposure of such Lender, by (B) an amount equal to the sum of the aggregate Initial Term Loan Exposure, the aggregate Delayed Draw Term Loan Exposure and the aggregate Revolving Exposure.

“Projections” as defined in Section 4.08.

“Purchase Money Indebtedness” as defined in Section 6.01(k).

“Purchase Price” means, without duplication, with respect to any Permitted Acquisition, an amount equal to the sum of (a) the aggregate consideration, whether cash, property or securities (including any Indebtedness incurred pursuant to Section 6.01, including potential earnout payments, and the fair market value of any Investments used as consideration pursuant to Section 6.06(m)), paid or delivered by the Borrower and the Subsidiaries in connection with such acquisition less (b) the aggregate net proceeds received by Borrower and the Subsidiaries from sales of assets of a Target for fair market value within one year following the acquisition thereof.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Loan Party in any real property.

“Record Document” means, with respect to any Leasehold Property, (i) the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (ii) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to Collateral Agent.

“Recorded Leasehold Interest” means a Leasehold Property with respect to which a Record Document has been recorded in all places necessary, in Collateral Agent’s reasonable judgment, to give constructive notice of such Leasehold Property to third-party purchasers and encumbrancers of the affected real property.

“Refunded Swing Line Loans” as defined in Section 2.06(d).

“Register” as defined in Section 10.06(c).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reimbursement Date” as defined in Section 2.10.

“Related Agreements” means, collectively:

(a)                                  the Stock Purchase Agreement;

(b)                                 the Merger Agreement;

(c)                                  the Unit Redemption Agreement;

(d)                                 the Second Lien Credit Agreement;

(e)                                  the Initial Seller Notes; and

(f)                                    the Earnout Seller Notes.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Requisite Class Lenders” means, at any time of determination, (i) for the Class of Lenders having Initial Term Loan Exposure, Lenders holding more than 50% of the aggregate Initial Term Loan Exposure of all Lenders, (ii) for the Class of Lenders having Delayed Draw Term Loan Exposure, Lenders holding more than 50% of the aggregate Delayed Draw Term Loan Exposure of all Lenders, and (iii) for the Class of Lenders having Revolving Exposure, Lenders holding more than 50% of the aggregate Revolving Exposure of all Lenders.

“Requisite Lenders” means one or more Lenders having or holding Initial Term Loan Exposure, Delayed Draw Term Loan Exposure and/or Revolving Exposure and representing more than 50% of the sum of (i) the aggregate Initial Term Loan Exposure of all Lenders, (ii) the aggregate Delayed Draw Term Loan Exposure of all Lenders and (iii) the aggregate Revolving Exposure of all Lenders.

“Responsible Officer” means, as to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), and such Person’s chief financial officer, secretary or treasurer.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Borrower or any Subsidiary of Borrower now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Borrower or any Subsidiary of Borrower now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Borrower or any Subsidiary of Borrower now or hereafter outstanding; (iv) any Initial Earnout Payment and the Milestone Payments (other than any such payment payable in common stock of Borrower), and (v) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, the Second Lien Credit Agreement, the Initial Seller Notes and the Earnout Seller Notes.

“Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and to acquire participations in Letters of Credit and Swing Line Loans hereunder and “Revolving Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Revolving Commitment, if any, is set forth in the Lender Addendum or in the applicable Assignment and Assumption Agreement subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Commitments as of the Closing Date is $25,000,000.

“Revolving Commitment Period” means the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

“Revolving Commitment Termination Date” means the earliest to occur of (i) if the Term Loans are not made on or before such date, the Closing Date; (ii) the fifth anniversary of the Closing Date, (iii) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.26, 2.27 or 2.28, and (iv) the date of the termination of the Revolving Commitments pursuant to Section 8.01.

“Revolving Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the termination of the Revolving Commitments, that Lender’s Revolving Commitment; and (ii) after the termination of the Revolving Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender, (b) in the case of Issuing Bank, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (net of any participations by Lenders in such Letters of Credit), (c) the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit, (d) in the case of Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any participations therein by other Lenders), and (e) the aggregate amount of all participations therein by that Lender in any outstanding Swing Line Loans.

“Revolving Loan” means a Loan made by a Lender to Borrower pursuant to Section 2.03 and/or Section 2.38.

“Revolving Loan Note” means a promissory note in the form of Exhibit B-3, as it may be amended, supplemented, restated or otherwise modified from time to time.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

“Second Lien Credit Agreement” means the Second Lien Credit and Guaranty Agreement dated as of the Closing Date among the Borrower, certain Subsidiaries of Borrower, as guarantors, CIBC WM, as sole lead arranger and sole bookrunner, CIBC, as administrative agent, and the other agents and lenders party thereto as it may be amended, modified, renewed, refunded, replaced or refinanced from time to time pursuant to Section 6.14.

“Second Lien Term Loans” means the Second Lien Term Loans in an aggregate principal amount of $37,000,000 made on the Closing Date under the Second Lien Credit Agreement.

“Secured Parties” has the meaning assigned to that term in the Pledge and Security Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Sellers” as defined in the definition of Acquisition.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of Borrower substantially in the form of Exhibit E-2.

“Solvent” means, with respect to any Loan Party, that as of the date of determination both (i) (a) the sum of such Loan Party’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Loan Party’s present assets; (b) such Loan Party’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated or undertaken after the Closing Date; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Stock Purchase Agreement” means the Stock Purchase Agreement, dated as of June 1, 2007, entered into by Borrower, Chem Rx and the Sellers, as it may be amended, supplemented, restated or otherwise modified from time to time in accordance with the provisions of Section 6.13 hereof.

“Subject Transaction” as defined in Section 6.07(d).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Swing Line Lender” means CIBC Inc. in its capacity as Swing Line Lender hereunder, together with its permitted successors and assigns in such capacity.

“Swing Line Loan” means a Loan made by Swing Line Lender to Borrower pursuant to Section 2.05.

“Swing Line Note” means a promissory note in the form of Exhibit B-4, as it may be amended, supplemented or otherwise modified from time to time.

“Swing Line Sublimit” means the lesser of (i) $2,500,000, and (ii) the aggregate unused amount of Revolving Commitments then in effect.

“Syndication Agent” shall mean a syndication agent appointed by the Lead Arranger pursuant to Section 9.01.

“Target” as defined in the definition of Permitted Acquisition.

“Target Sale” as defined in Section 6.08(c).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means an Initial Term Loan or a Delayed Draw Term Loan.

“Term Loan Commitment” means the Initial Term Loan Commitment or the Delayed Draw Term Loan Commitment, and “Term Loan Commitments” means such commitments of all Lenders in the aggregate.

“Term Loan Maturity Date” means the Initial Term Loan Maturity Date or the Delayed Draw Term Loan Maturity Date.

“Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loans of such Lender; provided at any time prior to the making of the Term Loans, the Term Loan Exposure of any Lender shall be equal to such Lender’s Term Loan Commitment.

“Termination Date” means the date on which all Commitments have been reduced to zero, the principal of and interest on all Loans and all fees payable hereunder have been paid in full, and all Letters of Credit shall have expired, been cancelled or cash collateralized (to the reasonable satisfaction of the Issuing Bank) in accordance herewith or shall no longer constitute Obligations hereunder.

“Title Policy” as defined in Section 5.12(b)(iv).

“Total Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Total Debt as of such day (other than any Initial Seller Notes, Earnout Seller Notes, Initial Earnout Payments and Milestone Payments) to (ii) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ending on such date.

“Total Utilization of Revolving Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of repaying any Refunded Swing Line Loans or reimbursing Issuing Bank for any amount drawn under any Letter of Credit, but not yet so applied), (ii) the aggregate principal amount of all outstanding Swing Line Loans, and (iii) the Letter of Credit Usage.

“Transaction Costs” means the fees, costs and expenses payable by Borrower or any of Borrower’s Subsidiaries on or before the Closing Date in connection with the transactions contemplated by the Loan Documents and the Related Agreements.

“Transactions” means the Acquisition, the Equity Contribution, the entering into and funding of the Term Loans and the Revolving Loans, the entering into and funding of the Second Lien Term Loans, the repayment of certain Existing Indebtedness and all related transactions.

“Transactions Rule” as defined in Section 4.23(g).

“Type of Loan” means (i) with respect to either Term Loans or Revolving Loans, a Base Rate Loan or a Eurodollar Rate Loan, and (ii) with respect to Swing Line Loans, a Base Rate Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Unit Redemption Agreement” means the agreement dated as of October 1, 2007 between Chem Rx and Salerno, pursuant to which Chem Rx will acquire the 8.82352% interest owned by Salerno in Chem Rx-PA.

“Warrant” means each warrant to purchase one share of common Capital Stock of Borrower on or prior to October 20, 2009 that was issued in connection with the initial public offering of Paramount Acquisition Corp. (now Chem Rx Corporation) or that may be issued pursuant to the exercise of the unit purchase option granted to EarlyBirdCapital, Inc.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Capital Stock are, at the time any determination is being made, owned, controlled or held by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

“750 Park Place” means 750 Park Place Realty Co., LLC, owner of the facility leased by Chem Rx in Long Beach, New York.

Section 1.02                            Accounting Terms.

Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Borrower to Lenders pursuant to Sections 5.01(a), 5.01(b) and 5.01(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation. Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements. To the extent there are any changes in GAAP from the date of this Agreement, if at any time such change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and Borrower or Administrative Agent shall so request, Administrative Agent and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with such GAAP prior to such change therein.

Section 1.03                            Interpretation, etc.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. For the avoidance of doubt, references to “Borrower and its Subsidiaries” herein shall exclude 750 Park Place.

Section 1.04                            Construction.

Each of the parties hereto acknowledges that (i) it has been represented by counsel in the negotiation and documentation of the terms of this Agreement; (ii) it has had full and fair opportunity to review and revise the terms of this Agreement; (iii) this Agreement has been drafted jointly by all of the parties hereto; and (iv) neither Administrative Agent nor any Lender has any fiduciary relationship with or duty to Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and the Lenders, on the one hand, and Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Accordingly, each of the parties hereto acknowledges and agrees that the terms of this Agreement shall not be construed against or in favor of another party.

ARTICLE TWO
LOANS AND LETTERS OF CREDIT

Section 2.01                            Term Loan Commitments.

(a)                                  Subject to the terms and conditions hereof,

(i)                                     each Lender severally agrees to make, on the Closing Date, a Initial Term Loan to Borrower in an amount equal to such Lender’s Initial Term Loan Commitment; and

(ii)                                  during the Delayed Draw Term Loan Commitment Period, each Lender holding a Delayed Draw Term Loan Commitment severally agrees to make, on the applicable Delayed Draw Term Loan Credit Dates, Delayed Draw Term Loans to Borrower in an amount equal to such Lender’s Delayed Draw Term Loan Commitment.

(b)                                 Borrower may make only one borrowing under the Initial Term Loan Commitment which shall be on the Closing Date. Borrower may make two borrowings under the Delayed Draw Term Loan Commitment during the Delayed Draw Term Loan Commitment Period, and Delayed Draw Term Loans that are (i) Base Rate Loans shall be made in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount and (ii) Eurodollar Rate Loans shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $100,000 in excess of that amount. Any amount borrowed under this Section 2.01 and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.26, 2.27 and 2.28, all amounts owed hereunder with respect to (i) the Initial Term Loans shall be paid in full no later than the Initial Term Loan Maturity Date and (ii) the Delayed Draw Term Loans shall be paid in full no later than the Delayed Draw Term Loan Maturity Date. Each Lender’s Initial Term Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Initial Term Loan Commitment on such date. A portion of each Lender’s Delayed Draw Term Loan Commitment shall terminate immediately and without further action after giving effect to the funding of such portion of such Lender’s Delayed Draw Term Loan Commitment on the applicable Delayed Draw Term Loan Credit Date.

(c)                                  The Delayed Draw Term Loans may be effected, in the sole discretion of the Administrative Agent, through an increase in the Initial Term Loans, in which case (w) any Delayed Draw Term Loan Lender not already an Initial Term Loan Lender hereunder shall become an Initial Term Loan Lender, (x) anything in Section 2.14 to the contrary notwithstanding, the Loans made pursuant to the Delayed Draw Term Loan Commitment shall be made solely by the Delayed Draw Term Loan Lenders (but thereafter the provisions of Section 2.14 shall be applicable to such Loans), (y) the initial Loans made pursuant to the Delayed Draw Term Loan Commitment shall be either Base Rate Loans or Eurodollar Rate Loans with an Interest Period ending on the last day of the earliest expiring then-outstanding Interest Period for Initial Term Loans (notwithstanding any requirement herein that Interest Periods be one, two, three, six, nine or 12 months) and (z) as promptly as practicable following the making of such Delayed Draw Term Loans (but in any event not later than the last day of such earliest-expiring then-outstanding Interest Period for Initial Term Loans), the Delayed Draw Term Loans shall be coordinated with all Initial Term Loans so that all outstanding Initial Term Loans of each Type are allocated ratably among the Initial Term Loan Lenders (including any Delayed Draw Term Loan Lenders that have become Initial Term Loan Lenders) as required by Section 2.14, but in no event shall such reallocation result in a change to the interest periods of the Initial Term Loans that would cause Borrower to be liable for compensation to any Lender pursuant to Section 2.33(c) for any losses, expenses or liabilities.

Section 2.02                            Borrowing Mechanics for Term Loans.

Borrower shall deliver to Administrative Agent a fully executed Funding Notice at least three Business Days in advance of the Closing Date or a Delayed Draw Term Loan Credit Date, as applicable, in the case of a Eurodollar Rate Loan, and at least one Business Day in advance of the Closing Date or a Delayed Draw Term Loan Credit Date, as applicable, in the case of a Base Rate Loan. Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowing; provided that in the case of the Initial Term Loans, Borrower shall have delivered to the Administrative Agent a funding indemnity letter reasonably satisfactory to the Administrative Agent concurrently with the Funding Notice.

Each Lender shall make its Initial Term Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the Closing Date, by wire transfer of same day funds in Dollars, at Administrative Agent’s Principal Office. Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the Term Loans available to Borrower on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of Borrower at Administrative Agent’s Principal Office or to such other account as may be designated in writing to Administrative Agent by Borrower.

Section 2.03                            Revolving Commitments.

During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender with a Revolving Commitment severally agrees to make Revolving Loans to Borrower in the aggregate amount up to but not exceeding such Lender’s Revolving Commitment; provided, after giving effect to the making of any Revolving Loans, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect. Amounts borrowed pursuant to this Section 2.03 may be repaid and reborrowed during the Revolving Commitment Period. Each Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.

Section 2.04                            Borrowing Mechanics for Revolving Loans.

(a)                                  Except pursuant to Section 2.10, Revolving Loans that are Base Rate Loans shall be made in an aggregate minimum amount of $250,000 and integral multiples of $100,000 in excess of that amount, and Revolving Loans that are Eurodollar Rate Loans shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.

(b)                                 Whenever Borrower desires that Lenders make Revolving Loans, Borrower shall deliver to Administrative Agent a fully executed and delivered Funding Notice no later than 10:00 a.m. (New York City time) at least three Business Days in advance of the proposed Credit Date in the case of a Eurodollar Rate Loan, and at least one Business Day in advance of the proposed Credit Date in the case of a Revolving Loan that is a Base Rate Loan. Except as otherwise provided herein, a Funding Notice for a Revolving Loan that is a Eurodollar Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to make a borrowing in accordance therewith.

(c)                                  Notice of receipt of each Funding Notice in respect of Revolving Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by Administrative Agent to each applicable Lender by telefacsimile with reasonable promptness, but (provided Administrative Agent shall have received such notice by 10:00 a.m. (New York City time)) not later than 2:00 p.m. (New York City time) on the same day as Administrative Agent’s receipt of such Notice from Borrower.

(d)                                 Each Lender with a Revolving Commitment shall make the amount of its Revolving Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Administrative Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Revolving Loans available to Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Revolving Loans received by Administrative Agent from Lenders to be credited to an account of Borrower as may be designated in writing to Administrative Agent by Borrower.

Section 2.05                            Swing Line Loans Commitments.

During the Revolving Commitment Period, subject to the terms and conditions hereof, Swing Line Lender hereby agrees to make Swing Line Loans to Borrower in the aggregate amount up to but not exceeding the Swing Line Sublimit; provided, after giving effect to the making of any Swing Line Loan, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect. Amounts borrowed pursuant to this Section 2.05 may be repaid and reborrowed during the Revolving Commitment Period. Swing Line Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans and the Revolving Commitments shall be paid in full no later than such date.

Section 2.06                            Borrowing Mechanics for Swing Line Loans.

(a)                                  Swing Line Loans shall be made in an aggregate minimum amount of $100,000 and integral multiples of $50,000 in excess of that amount.

(b)                                 Whenever Borrower desires that Swing Line Lender make a Swing Line Loan, Borrower shall deliver to Administrative Agent a Funding Notice no later than 12:00 p.m. (New York City time) on the proposed Credit Date.

(c)                                  Swing Line Lender shall make the amount of its Swing Line Loan available to Administrative Agent not later than 2:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Administrative Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Swing Line Loans available to Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Swing Line Loans received by Administrative Agent from Swing Line Lender to be credited to an account of Borrower as may be designated in writing to Administrative Agent by Borrower.

(d)                                 With respect to any Swing Line Loans which have not been voluntarily prepaid by Borrower pursuant to Section 2.25, Swing Line Lender may at any time in its sole and absolute discretion, deliver to Administrative Agent (with a copy to Borrower), no later than 11:00 a.m. (New York City time) at least one (1) Business Day in advance of the proposed Credit Date, a notice (which shall be deemed to be a Funding Notice given by Borrower) requesting that each Lender holding a Revolving Commitment make Revolving Loans that are Base Rate Loans to Borrower on such Credit Date in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given which the Swing Line Lender requests Lenders holding a Revolving Commitment to prepay. Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by the Lenders holding Revolving Commitments other than Swing Line Lender shall be immediately delivered by the Administrative Agent to Swing Line Lender (and not to Borrower) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (2) on the day such Revolving Loans are made, Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by Swing Line Lender to Borrower, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans but shall instead constitute part of Swing Line Lender’s outstanding Revolving Loans to Borrower and shall be due under the Revolving Loan Note issued by Borrower to Swing Line Lender. Borrower hereby authorizes Administrative Agent and Swing Line Lender to charge Borrower’s accounts with Administrative Agent and Swing Line Lender (up to the amount available in each such account) in order to immediately pay Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by

Lenders, including the Revolving Loan deemed to be made by the Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to Swing Line Lender should be recovered by or on behalf of Borrower from Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders holding Revolving Commitments in the manner contemplated by Section 2.32.

(e)                                  If for any reason Revolving Loans are not made pursuant to Section 2.06(d) in an amount sufficient to repay any amounts owed to Swing Line Lender in respect of any outstanding Swing Line Loans on the Business Day after demand for payment thereof by Swing Line Lender, each Lender holding a Revolving Commitment shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans, and in an amount equal to its Pro Rata Share of the applicable unpaid amount together with accrued interest thereon. Upon one (1) Business Day’s notice from Swing Line Lender, each Lender holding a Revolving Commitment shall deliver to Swing Line Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds at the Principal Office of Swing Line Lender. In order to evidence such participation each Lender holding a Revolving Commitment agrees to enter into a participation agreement at the request of Swing Line Lender in form and substance reasonably satisfactory to Swing Line Lender. In the event any Lender holding a Revolving Commitment fails to make available to Swing Line Lender the amount of such Lender’s participation as provided in this paragraph, Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by Swing Line Lender for the correction of errors among banks and thereafter at the Base Rate, as applicable.

(f)                                    Notwithstanding anything contained herein to the contrary, (1) each Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to the second preceding paragraph and each Lender’s obligation to purchase a participation in any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Swing Line Lender, any Loan Party or any other Person for any reason whatsoever; (B) the occurrence or continuation of a Default or Event of Default; (C) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party; (D) any breach of this Agreement or any other Loan Document by any party thereto; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Lender are subject to the condition that Swing Line Lender believed in good faith that all conditions under Section 3.02 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, were satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made, or the satisfaction of any such condition not satisfied had been waived by Requisite Lenders prior to or at the time such Refunded Swing Line Loans or other unpaid Swing Line Loans were made; and (2) Swing Line Lender shall not be obligated to make any Swing Line Loans (A) if it has elected not to do so after the occurrence and during the continuation of a Default or Event of Default or (B) at a time when a Funding Default exists unless Swing Line Lender has entered into arrangements satisfactory to it and Borrower to eliminate Swing Line Lender’s risk with respect to the Defaulting Lender’s participation in such Swing Line Loan, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the outstanding Swing Line Loans.

Section 2.07                            Letters of Credit.

During the Revolving Commitment Period, subject to the terms and conditions hereof,  Issuing Bank agrees to issue Letters of Credit for the account of Borrower in the aggregate amount up to but not exceeding the Letter of Credit Sublimit; provided, (i) each Letter of Credit shall be denominated in Dollars; (ii) the stated amount of each Letter of Credit shall not be less than $100,000 or such lesser amount as is acceptable to Issuing Bank; (iii) after giving effect to such issuance, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect; (iv) after giving effect to such issuance, in no event shall the Letter of Credit Usage exceed the Letter of Credit Sublimit then in effect; and (v) in no event shall any Letter of Credit have an expiration date later than the earlier of (1) five (5) days prior to the Revolving Commitment Termination Date and (2) the date which is one year from the date of issuance of such Letter of Credit. Subject to the foregoing, Issuing Bank may agree that a Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each, unless Issuing Bank elects not to extend for any such additional period; provided Issuing Bank shall not extend any such Letter of Credit if it has received written notice that an Event of Default has occurred and is continuing at the time Issuing Bank must elect to allow such extension; provided further in the event a Funding Default exists, Issuing Bank shall not be required to issue any Letter of Credit unless Issuing Bank has entered into arrangements satisfactory to it and Borrower to eliminate Issuing Bank’s risk with respect to the participation in Letters of Credit of the Defaulting Lender, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage.

Section 2.08                            Notice of Issuance.

Whenever Borrower desires the issuance of a Letter of Credit, it shall deliver to Administrative Agent an Issuance Notice no later than 12:00 p.m. (New York City time) at least three Business Days, or such shorter period as may be agreed to by Issuing Bank in any particular instance, in advance of the proposed date of issuance. Upon satisfaction or waiver of the conditions set forth in Section 3.02, Issuing Bank shall issue the requested Letter of Credit only in accordance with Issuing Bank’s standard operating procedures. Upon the issuance of any Letter of Credit or amendment or modification to a Letter of Credit, Issuing Bank shall promptly notify each Lender with a Revolving Commitment of such issuance and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.11.

Section 2.09                            Responsibility of Issuing Bank with Respect to Requests for Drawings and Payments.

In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, Issuing Bank shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit. As between Borrower and Issuing Bank, Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by Issuing Bank, by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Issuing Bank shall not be responsible for:  (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of

Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuing Bank, including any Governmental Acts; none of the above shall affect or impair, or prevent the vesting of, any of Issuing Bank’s rights or powers hereunder. Without limiting the foregoing and in furtherance thereof, any action taken or omitted by Issuing Bank under or in connection with the Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of Issuing Bank to Borrower. Notwithstanding anything to the contrary contained in this Section 2.09, Borrower shall retain any and all rights it may have against Issuing Bank for any liability arising solely out of the gross negligence or willful misconduct of Issuing Bank.

Section 2.10                            Reimbursement by Borrower of Amounts Drawn or Paid Under Letters of Credit.

In the event Issuing Bank has determined to honor a drawing under a Letter of Credit, it shall immediately notify Borrower and Administrative Agent, and Borrower shall reimburse Issuing Bank on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in Dollars and in same day funds equal to the amount of such honored drawing; provided, anything contained herein to the contrary notwithstanding, (i) unless Borrower shall have notified Administrative Agent and Issuing Bank prior to 10:00 a.m. (New York City time) on the date such drawing is honored that Borrower intends to reimburse Issuing Bank for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, Borrower shall be deemed to have given a timely Funding Notice to Administrative Agent requesting Lenders with a Revolving Commitment to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such honored drawing, and (ii) subject to satisfaction or waiver of the conditions specified in Section 3.02, Lenders with a Revolving Commitment shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by Administrative Agent to reimburse Issuing Bank for the amount of such honored drawing; and provided further, if for any reason proceeds of Revolving Loans are not received by Issuing Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, Borrower shall reimburse Issuing Bank, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this Section 2.10 shall be deemed to relieve any Lender with a Revolving Commitment from its obligation to make Revolving Loans on the terms and conditions set forth herein, and Borrower shall retain any and all rights it may have against any Lender with a Revolving Commitment resulting from the failure of such Lender to make such Revolving Loans under this Section 2.10.

Section 2.11                            Lenders’ Purchase of Participations in Letters of Credit.

Immediately upon the issuance of each Letter of Credit, each Lender having a Revolving Commitment shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from Issuing Bank a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Pro Rata Share (with respect to the Revolving Commitments) of the maximum amount which is or at any time may become available to be drawn thereunder. In the event that Borrower shall fail for any reason to reimburse Issuing Bank on the Reimbursement Date as provided in Section 2.10, Issuing Bank shall promptly notify each Lender with a Revolving Commitment of the unreimbursed amount of such honored drawing and of such Lender’s respective participation therein based on such Lender’s Pro Rata Share of the Revolving Commitments. Each Lender with a Revolving Commitment shall make available to Issuing Bank an amount equal to its respective participation, in Dollars and in same day funds, at the office of Issuing Bank specified in such notice, not later than 2:00 p.m. (New York City time) on the same business day (under the laws of the jurisdiction in which such office of Issuing

Bank is located) notified by Issuing Bank. In the event that any Lender with a Revolving Commitment fails to make available to Issuing Bank on such business day the amount of such Lender’s participation in such Letter of Credit as provided in this Section 2.11, Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by Issuing Bank for the correction of errors among banks and thereafter at the Base Rate. Nothing in this Section 2.11 shall be deemed to prejudice the right of any Lender with a Revolving Commitment to recover from Issuing Bank any amounts made available by such Lender to Issuing Bank pursuant to this Section in the event that it is determined that the payment with respect to a Letter of Credit in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of Issuing Bank. In the event Issuing Bank shall have been reimbursed by other Lenders pursuant to this Section 2.11 for all or any portion of any drawing honored by Issuing Bank under a Letter of Credit, such Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under this Section 2.11 with respect to such honored drawing such Lender’s Pro Rata Share of all payments subsequently received by Issuing Bank from Borrower in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth in Section 10.01 or at such other address as such Lender may request.

Section 2.12                            Obligations Absolute.

The obligation of Borrower to reimburse Issuing Bank for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by Lenders pursuant to Section 2.10 and the obligations of Lenders under Section 2.11 shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances:  (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set-off, defense or other right which Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), Issuing Bank, Lender or any other Person or, in the case of a Lender, against Borrower, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Borrower or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit; (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrower or any of its Subsidiaries; (vi) any breach hereof or any other Loan Document by any party thereto; (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (viii) the fact that an Event of Default or a Default shall have occurred and be continuing; provided, in each case, that payment by Issuing Bank under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of Issuing Bank under the circumstances in question.

Section 2.13                            Indemnification.

Without duplication of any obligation of Borrower under Section 10.02, in addition to amounts payable as provided herein, Borrower hereby agrees to protect, indemnify, pay and save harmless Issuing Bank from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by Issuing Bank, other than as a result of (1) the gross negligence or willful misconduct of Issuing Bank or (2) the wrongful dishonor by Issuing Bank of a proper demand for payment made under any Letter of Credit issued by it, or (ii) the failure of Issuing Bank to honor a drawing under any such Letter of Credit as a result of any Governmental Act.

Section 2.14                            Pro Rata Shares.

All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Term Loan Commitment or any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

Section 2.15                            Availability of Funds.

(a)                                  Funding by Lenders; Presumption by Administrative Agent. Unless Administrative Agent shall have received notice from a Lender prior to the applicable Credit Date that such Lender will not make available to Administrative Agent such Lender’s share of such Loans, Administrative Agent may assume that such Lender has made such share available on such applicable Credit Date and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Loans available to Administrative Agent, then the applicable Lender and Borrower severally agree to pay to Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by Borrower, the interest rate applicable to Base Rate Loans. If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays such amount to Administrative Agent, then such amount shall constitute such Lender’s Loan included on such Credit Date. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent.

(b)                                 Payments by Borrower; Presumptions by Administrative Agent. Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 2.16                            Use of Proceeds.

The proceeds of the Initial Term Loans and up to $4,000,000 of the Revolving Loans made on the Closing Date shall be applied by Borrower to finance the Acquisition and the repayment of the Existing Indebtedness and to pay the Transaction Costs. The proceeds of the Delayed Draw Term Loans shall be applied by Borrower to finance Initial Earnout Payments and the Milestone Payments and for no other purpose. The proceeds of the Revolving Loans, Swing Line Loans and Letters of Credit made after the Closing Date shall be applied by Borrower for working capital and general corporate purposes of Borrower and its Subsidiaries, including Permitted Acquisitions. No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act.

Section 2.17                            Lenders’ Evidence of Debt.

Each Lender shall maintain on its internal records an account or accounts evidencing the Indebtedness of Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Borrower, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or Borrower’s Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

Section 2.18                            Notes.

If so requested by any Lender by written notice to Borrower (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.06) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Initial Term Loan, Delayed Draw Term Loan, Revolving Loan or Swing Line Loan, as the case may be.

Section 2.19                            Interest Rate on Loans.

Except as otherwise set forth herein, each Class of Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(a)                                  if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

(b)                                 if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin.

Section 2.20                            Interest Rate.

(a)                                  The basis for determining the rate of interest with respect to any Loan (except a Swing Line Loan which can be made and maintained as Base Rate Loans only), and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by Borrower and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.

(b)           In connection with Eurodollar Rate Loans there shall be no more than eight (8) Interest Periods outstanding at any time. In the event Borrower fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a Eurodollar Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). In the event Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, Borrower shall be deemed to have selected an Interest Period of one month. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone promptly confirmed in writing) to Borrower and each Lender.

(c)           Interest payable pursuant to Section 2.19(a) shall be computed (i) in the case of Base Rate Loans on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(d)           Except as otherwise set forth herein, interest on each Loan shall be payable in arrears on and to (i) each Interest Payment Date applicable to that Loan; (ii) any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) at maturity, including final maturity; provided, however, with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.

(e)           Borrower agrees to pay to Issuing Bank, with respect to drawings honored under any Letter of Credit, interest on the amount paid by Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of Borrower at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans, and (ii) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans.

(f)            Interest payable pursuant to Section 2.20(e) shall be computed on the basis of a 365/366-day year for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. Promptly upon receipt by Issuing Bank of any payment of interest pursuant to Section 2.20(e), Issuing Bank shall distribute to each Lender, out of the interest received by Issuing Bank in respect of the period from the date such drawing is honored to but excluding the date on which Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of

Credit for such period if no drawing had been honored under such Letter of Credit. In the event Issuing Bank shall have been reimbursed by Lenders for all or any portion of such honored drawing, Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under Section 2.11 with respect to such honored drawing such Lender’s Pro Rata Share of any interest received by Issuing Bank in respect of that portion of such honored drawing so reimbursed by Lenders for the period from the date on which Issuing Bank was so reimbursed by Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by Borrower.

Section 2.21         Conversion/Continuation.

(a)           Subject to Section 2.33 and so long as no Default or Event of Default shall have occurred and then be continuing, Borrower shall have the option:

(i)            to convert at any time all or any part of any (x) Term Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount or (y) Revolving Loan equal to $500,000 and integral multiples of $250,000 in excess of that amount from one Type of Loan to another Type of Loan; provided a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless Borrower shall pay all amounts due under Section 2.33 in connection with any such conversion; or

(ii)           upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Loan, if (x) a Term Loan, equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount and, if (y) a Revolving Loan, equal to $500,000 and integral multiples of $250,000 in excess of that amount, as a Eurodollar Rate Loan.

(b)           Borrower shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 10:00 a.m. (New York City time) at least three Business Days in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to effect a conversion or continuation in accordance therewith.

Section 2.22         Default Interest.

Upon the occurrence and during the continuance of an Event of Default, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans); provided, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.22 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

Section 2.23         Fees.

(a)           Borrower agrees to pay to Lenders having Revolving Exposure:

(i)            commitment fees equal to (1) the average of the daily difference between (A) the Revolving Commitments, and (B) the sum of (x) the aggregate principal amount of outstanding Revolving Loans (but not any outstanding Swing Line Loans) plus (y) the Letter of Credit Usage, times (2) the Applicable Revolving Commitment Fee Percentage; and

(ii)           letter of credit fees equal to (1) the Applicable Margin for Revolving Loans that are Eurodollar Rate Loans, times (2) the average aggregate daily maximum amount available to be drawn under all such Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination).

All fees referred to in this Section 2.23(a) shall be paid to Administrative Agent at its Principal Office and upon receipt, Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof.

(b)           Borrower agrees to pay directly to Issuing Bank, for its own account, the following fees:

(i)            a fronting fee equal to 0.25%, per annum, times the average aggregate daily maximum amount available to be drawn under all Letters of Credit (determined as of the close of business on any date of determination); and

(ii)           such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

(c)           Prior to the Delayed Draw Term Loan Commitment Termination Date, Borrower agrees to pay to Lenders having Delayed Draw Term Loan Exposure commitment fees equal to (1) the average of the daily difference between (A) the Delayed Draw Term Loan Commitments, and (B) the aggregate principal amount of outstanding Delayed Draw Term Loans, times (2) 1.25% per annum.

(d)           All fees referred to in Section 2.23(a) and 2.23(b)(i) shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable quarterly in arrears on the last Business Day of each of the months of March, June, September and December of each year during the Revolving Commitment Period, commencing on the first such date to occur after the Closing Date, and on the Revolving Commitment Termination Date.

(e)           All fees referred to in Section 2.23(c) shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable quarterly in arrears on the last Business Day of each of the months of March, June, September and December of each year during the Delayed Draw Term Loan Commitment Period, commencing on the first such date to occur after the Closing Date and terminating on the Delayed Draw Term Loan Commitment Termination Date. All fees referred to in Section 2.23(c) shall be paid to Administrative Agent at its Principal Office and upon receipt, Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof.

(f)            In addition to any of the foregoing fees, Borrower agrees to pay to Agents (i) all accrued fees and expenses of each Agent, the Lead Arranger and the Lenders (including the reasonable fees and expenses of counsel for each Agent and Lead Arranger and any local counsel for Administrative Agent and Lead Arranger), and (ii) such other reasonable fees in the amounts and at the times separately agreed upon.

Section 2.24         Scheduled Installments.

The principal amounts of the Initial Term Loans and Delayed Draw Term Loans shall be repaid in consecutive quarterly installments (each, an “Installment”) in the aggregate percentages (in the case of the Initial Term Loans, based on the aggregate Initial Term Loans on the Closing Date, and subject to Section 2.01(c), in the case of the Delayed Draw Term Loans, based on the aggregate Delayed Draw Term Loans on the applicable Delayed Draw Term Loan Credit Date) set forth below on the last day of each Fiscal Quarter or, if such day is not a Business Day, the immediately preceding Business Day (each, an “Installment Date”), commencing March 31, 2008 in the case of the Initial Term Loans, and commencing September 30, 2008, in the case of each applicable Delayed Draw Term Loan:

FISCAL QUARTER	INITIAL TERM LOAN AND DELAYED DRAW TERM LOAN INSTALLMENTS
March 31, 2008	0.625%
June 30, 2008	0.625%
September 30, 2008	0.625%
December 31, 2008	0.625%
March 31, 2009	0.625%
June 30, 2009	0.625%
September 30, 2009	0.625%
December 31, 2009	0.625%
March 31, 2010	0.625%
June 30, 2010	0.625%
September 30, 2010	0.625%
December 31, 2010	0.625%
March 31, 2011	1.25%
June 30, 2011	1.25%
September 30, 2011	1.25%
December 31, 2011	1.25%
March 31, 2012	1.25%

FISCAL QUARTER	INITIAL TERM LOAN AND DELAYED DRAW TERM LOAN INSTALLMENTS
June 30, 2012	1.25%
September 30, 2012	1.25%
December 31, 2012	1.25%
March 31, 2013	1.25%
June 30, 2013	1.25%
September 30, 2013	1.25%
Initial Term Loan Maturity Date and Delayed Draw Term Loan Maturity Date, as applicable	All remaining unpaid principal amounts of the Initial Term Loans and Delayed Draw Term Loans, as applicable

Notwithstanding the foregoing, (x) such Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Initial Term Loans or the Delayed Draw Term Loans, as the case may be, in accordance with Sections 2.25 and 2.27, as applicable; and (y) the Initial Term Loans and the Delayed Draw Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Initial Term Loan Maturity Date and the Delayed Draw Term Loan Maturity Date, respectively.

Section 2.25         Voluntary Prepayments.

(a)           Any time and from time to time, subject to Section 2.33, in whole or in part, without premium or penalty:

(i)            with respect to Base Rate Loans, Borrower may prepay any such Loans on any Business Day in whole or in part, if in part in an aggregate minimum amount of (x) $1,000,000 and integral multiples of $100,000 in excess of that amount in respect of Term Loans and (y) $250,000 and integral multiples of $100,000 in excess of that amount in respect of Revolving Loans;

(ii)           with respect to Eurodollar Rate Loans, Borrower may prepay any such Loans on any Business Day in whole or in part, if in part in an aggregate minimum amount of (x) $5,000,000 and integral multiples of $100,000 in excess of that amount in respect of Term Loans and (y) $500,000 and integral multiples of $100,000 in excess of that amount in respect of Revolving Loans; and

(iii)          with respect to Swing Line Loans, Borrower may prepay any such Loans on any Business Day in whole or in part, if in part in an aggregate minimum amount of $100,000, and integral multiples of $50,000 in excess of that amount.

(b)           All such prepayments shall be made:

(i)            upon not less than one Business Day’s prior written notice in the case of Base Rate Loans;

(ii)           upon not less than three Business Days’ prior written notice in the case of Eurodollar Rate Loans, unless Borrower compensates each Lender pursuant to Section 2.33(c) for any losses, expenses or liabilities resulting from making such prepayments on shorter notice; and

(iii)          upon written notice on the date of prepayment, in the case of Swing Line Loans;

in each case given in the form of a Prepayment Notice to Administrative Agent or Swing Line Lender, as the case may be, by 12:00 p.m. (New York City time) on the date required (and Administrative Agent will promptly transmit such notice for Term Loans or Revolving Loans, as the case may be, by telefacsimile or telephone to each Lender) or Swing Line Lender, as the case may be. Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein; provided that if a notice of prepayment is given in connection with a conditional notice of reduction of all Commitments to zero as contemplated by Section 2.26(c), then such notice of prepayment may be revoked if such notice of reduction is revoked in accordance with Section 2.26(c).

Section 2.26         Voluntary Commitment Reductions.

(a)           Borrower may, upon not less than three Business Days’ prior written notice to Administrative Agent (which notice Administrative Agent will promptly transmit by telefacsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, (i) the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction, or (ii) the undrawn Delayed Draw Term Loan Commitments; provided, any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.

(b)           Borrower’s notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments or the Delayed Draw Term Loan Commitments, as applicable, shall be effective on the date specified in Borrower’s notice and shall reduce the Revolving Commitment or the Delayed Draw Term Loan Commitments, as applicable, of each Lender proportionately to its Pro Rata Share thereof.

(c)           Any notice of reduction of Commitments to zero may state that such notice is conditioned upon the effectiveness of other credit facilities or financings, in which case such notice may be revoked by Borrower (by notice to Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

Section 2.27         Mandatory Prepayments.

(a)           Asset Sales. No later than the second Business Day following the date of receipt by Borrower or any of its Subsidiaries of any Net Asset Sale Proceeds, Borrower shall prepay the Loans as set forth in Section 2.30(b) in an aggregate amount equal to such Net Asset Sale Proceeds; provided, so long as no Default or Event of Default shall have occurred and be continuing, Borrower shall have the option, directly or through one or more of its Subsidiaries, within 365 days after receipt thereof to consummate a Permitted Acquisition using such Net Asset Sale Proceeds or to invest any Net Asset Sale Proceeds in assets of the general type used in the business of Borrower and its Subsidiaries; provided further, notwithstanding any plan to make any such investment, all such Net Asset Sale Proceeds shall be applied not later than the second Business Day following the date of receipt by Borrower to prepay Revolving Loans to the extent outstanding (without a reduction in Revolving Commitments).

(b)           Insurance/Condemnation Proceeds. No later than the second Business Day following the date of receipt by Borrower or any of its Subsidiaries, or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds, Borrower shall prepay the Loans as set forth in Section 2.30(b) in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided, so long as no Default or Event of Default shall have occurred and be continuing, Borrower shall have the option, directly or through one or more of its Subsidiaries, within 365 days after receipt thereof, to invest any Net Insurance/Condemnation Proceeds in assets of the general type used in the business of Borrower and its Subsidiaries, which investment may include the repair, restoration or replacement of the applicable assets thereof; provided further, notwithstanding any plan to make any such investment, all such Net Insurance/Condemnation Proceeds, as the case may be, shall be applied not later than the second Business Day following the date of receipt by Borrower to prepay Revolving Loans to the extent outstanding (without a reduction in Revolving Commitments).

(c)           Issuance of Equity Securities. Not later than the second Business Day following receipt by Borrower of any cash proceeds from a capital contribution to, or the issuance of any Capital Stock of, Borrower or any of its Subsidiaries (other than pursuant to (i) any employee stock or stock option compensation plan or an employment agreement or (ii) the issuance of common Capital Stock of Borrower upon the exercise of the Warrants to the extent such issuance results in cash proceeds in excess of the amount of the Restricted Junior Payment permitted to be paid to the holders of such Warrants pursuant to Section 6.04(g)), Borrower shall prepay the Loans as set forth in Section 2.30(b) in an aggregate amount equal to 50% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

(d)           Issuance of Debt. On the date of receipt by Borrower or any of its Subsidiaries of any cash proceeds from incurrence of any Indebtedness of Borrower or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.01), Borrower shall prepay the Loans as set forth in Section 2.30(b) in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

(e)           Consolidated Excess Cash Flow. In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with Fiscal Year 2008), Borrower shall, no later than 105 days after the end of such Fiscal Year, prepay the Loans as set forth in Section 2.30(b) in an aggregate amount equal to 75% of such Consolidated Excess Cash Flow; provided that if on the last day of such Fiscal Year (commencing with Fiscal Year 2009) the Total Leverage Ratio (determined for any such period by reference to the most recent Compliance Certificate delivered pursuant to Section 5.01(d) calculating the Total Leverage Ratio) shall be 3.75:1.00 or less, Borrower shall only be required to make the prepayments and/or reductions otherwise required hereby in an amount equal to 50% of such Consolidated Excess Cash Flow.

(f)            Available Warrant Credit. In the event that the Borrower elects to utilize the Available Warrant Credit in order to make a Permitted Acquisition, Borrower shall, no later than concurrently with the making of such Permitted Acquisition, prepay the Loans as set forth in Section 2.30(b) in an aggregate amount equal to the amount of the Available Warrant Credit being utilized to make such Permitted Acquisition pursuant to clause (h) of the definition of “Permitted Acquisition”; provided that, three Business Days prior to the making of such Permitted Acquisition, Borrower shall deliver to the Administrative Agent a certificate of an Authorized Officer of Borrower stating the aggregate consideration necessary to consummate such Permitted Acquisition and setting forth a calculation of the Available Warrant Credit immediately before and immediately after such Permitted Acquisition and the repayment required pursuant to this Section 2.27(f).

Section 2.28         Mandatory Commitment Reductions of Revolving Loans.

Borrower shall from time to time prepay first, the Swing Line Loans, and second, the Revolving Loans to the extent necessary so that the Total Utilization of Revolving Commitments shall not at any time exceed the Revolving Commitments then in effect.

Section 2.29         Prepayment Certificate.

Concurrently with any prepayment of the Loans and/or reduction of the Revolving Commitments pursuant to Section 2.27, Borrower shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds or Consolidated Excess Cash Flow, as the case may be. In the event that Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Borrower shall promptly make an additional prepayment of the Loans and/or the Revolving Commitments shall be permanently reduced in an amount equal to such excess, and Borrower shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

Section 2.30         Application of Prepayments/Reductions.

(a)           Application of Voluntary Prepayments by Type of Loans. Any prepayment of any Loan pursuant to Section 2.25 shall be applied as specified by Borrower in the applicable Prepayment Notice; provided, in the event Borrower fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied as follows:

First, to repay outstanding Swing Line Loans to the full extent thereof;

Second, to repay outstanding Revolving Loans to the full extent thereof; and

Third, to prepay the Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof).

Any prepayment of any Term Loans pursuant to Section 2.25 shall be further applied on a pro rata basis to reduce the scheduled remaining Installments of principal on such Term Loans as set forth in Section 2.25.

(b)           Application of Mandatory Prepayments by Type of Loans. Any amount required to be paid pursuant to Section 2.27 shall be applied as follows:

First, to prepay Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) and shall be further applied on a pro rata basis to the remaining scheduled Installments of principal of the Term Loans as set forth in Section 2.25 and to further permanently reduce any Term Loan Commitments by the amount of such prepayment (if applicable);

Second, to prepay the Swing Line Loans to the full extent thereof;

Third, to prepay the Revolving Loans to the full extent thereof;

Fourth, to prepay the Second Lien Term Loans to the full extent thereof; and

Fifth, to permanently reduce the Revolving Commitments to the full extent thereof.

(c)           Application of Prepayments of Loans to Base Rate Loans and Eurodollar Rate Loans. Considering each Class of Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Borrower pursuant to Section 2.33(c).

Section 2.31         General Provisions Regarding Payments.

(a)           All payments by Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 1:00 p.m. (New York City time) on the date due at the Administrative Agent’s Principal Office for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrower on the next succeeding Business Day.

(b)           All payments in respect of the principal amount of any Loan (other than voluntary prepayments of Revolving Loans) shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest before application to principal.

(c)           Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Administrative Agent.

(d)           Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e)           Subject to the provisos set forth in the definition of “Interest Period”, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the Revolving Commitment fees hereunder.

(f)            Administrative Agent shall deem any payment by or on behalf of Borrower hereunder that is not made in same day funds prior to 1:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.01(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.22 from the date such amount was due and payable until the date such amount is paid in full.

(g)           If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.01, all payments or proceeds received by Agents hereunder in respect of any of the Obligations, shall be applied in accordance with the application arrangements described in Section 7.02 of the Pledge and Security Agreement.

Section 2.32         Sharing of Payments by Lenders.

Except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on Collateral if any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its Pro Rata Share, then the Lender receiving such greater proportion shall (a) notify Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i)            if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(ii)           the provisions of this paragraph shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letters of Credit to any assignee or participant, other than to Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

Section 2.33         Making or Maintaining Eurodollar Rate Loans.

(a)           Inability to Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Borrower unless Borrower delivers written notice to Administrative Agent that it desires to have the Loans funded or continued, as the case may be, as Base Rate Loans, in which case they shall be so funded or continued, as the case may be.

(b)           Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Borrower and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give written notice (by telefacsimile) to Borrower and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). Thereafter (1) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Affected Lender’s obligation to maintain its outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, Borrower shall have the option, subject to the provisions of Section 2.33(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving written notice (by telefacsimile) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.33(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms hereof.

(c)           Compensation for Breakage or Non-Commencement of Interest Periods. Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by such Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain:  (i) if for any reason (other than a default by Administrative Agent or such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Funding Notice, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice; (ii) if any prepayment or other principal payment or any conversion of any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a Prepayment Notice given by Borrower; or (iv) if any prepayment of any of its Eurodollar Rate Loans is made on less than three Business Days’ written notice pursuant to Section 2.25(b)(ii).

(d)           Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e)           Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.33 and under Sections 2.34 and 2.35 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.33 and under Section 2.34 and 2.35.

Section 2.34         Compensation For Increased Costs.

If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the definition of Adjusted Eurodollar Rate) or the Issuing Bank;

(ii)           subject any Lender or the Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.36 and changes in the rate of any Excluded Tax payable by such Lender or the Issuing Bank); or

(iii)          impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then upon request of such Lender or the Issuing Bank, Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered. Such Lender will provide Borrower with reasonable calculation of any such increased costs and a description of the reasons therefor.

Section 2.35         Capital Requirements; Certificates for Reimbursement; Delay in Requests.

(a)           Capital Requirements. If any Lender or the Issuing Bank determines that any Change in Law affecting such Lender or the Issuing Bank or any lending office of such Lender or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(b)           Certificates for Reimbursement. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in Sections 2.34 and 2.35(a) and delivered to Borrower shall be conclusive absent manifest error, and shall also include reasonable back-up or other evidence relating to the information contained therein. Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(c)           Delay in Requests. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to Sections 2.34, 2.35 and 2.36 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation, provided that Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to Sections 2.34, 2.35 and 2.36 for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.36         Taxes.

(a)           Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if any Person shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.36) each Agent, Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall timely pay or cause to be paid the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           Payment of Other Taxes by Borrower. Without limiting the provisions of paragraph (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Indemnification by Borrower. Borrower shall indemnify each Agent, each Lender and the Issuing Bank, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.36) paid by such Agent, such Lender, or the Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by an Agent, a Lender or the Issuing Bank (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of an Agent, a Lender, the Swing Line Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d)           Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent. Borrower shall indemnify each Agent, each Lender and Issuing Bank, within 10 days after written demand therefor, for the full amount of any incremental taxes, interest and penalties that may become payable by such Agent, such Lender, or Issuing Bank as a result of Borrower’s failure to remit the required receipts or other required documentary evidence.

(e)           Foreign Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the United States, or any treaty to which the United States is a party, with respect to payments hereunder or under any other Loan Document shall deliver to Borrower (with a copy to Administrative Agent), at the time or times prescribed by applicable law and reasonably requested in writing by Borrower or Administrative Agent (it being understood that this Section 2.36(e) shall constitute a written request for the applicable forms and certificates described in Section 2.36(e)(i) through (iv)), such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested in writing by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable law and reasonably requested in writing by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, any Foreign Lender shall deliver to Borrower and Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the written request of Borrower or Administrative Agent), but only if such Foreign Lender is legally entitled to do so, two copies of whichever of the following is applicable:

(i)            duly completed original copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii)           duly completed original copies of Internal Revenue Service Form W-8ECI,

(iii)          duly completed original copies of Internal Revenue Service Form W-8IMY, together with all applicable accompanying forms, certificates and statements required by that Form W-81MY;

(iv)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of Borrower within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Internal Revenue Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(v)           any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit Borrower to determine the withholding or deduction required to be made.

Each Lender shall promptly notify Borrower and Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered form or certificate to Borrower (or any other form of certification adopted by the taxing authorities for such purpose).

(f)            Domestic Lenders. Each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Administrative Agent two duly signed completed originals of Internal Revenue Service Form W-9.

(g)           Treatment of Certain Refunds. If an Agent, a Lender or the Issuing Bank determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 2.36 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent, such Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrower, upon the request of such Agent, such Lender or the Issuing Bank, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent, such Lender or the Issuing Bank in the event such Agent, such Lender or the Issuing Bank is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Agent, any Lender, the Swing Line Lender or the Issuing Bank to make available its tax returns (or any other information relating to its taxes which it deems confidential) to Borrower or any other Person.

Section 2.37         Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office. If any Lender requests compensation under Section 2.34 or 2.35 or requires Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.36, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.34, 2.35 or 2.36 as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders. If (i) any Lender requests compensation under Section 2.34 or 2.35, (ii) Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.36, (iii) any Lender refuses to consent to an amendment, modification or waiver required pursuant to Section 10.04 with respect to any Loan Document which has otherwise been approved by Requisite Lenders or (iv) any Lender becomes a Defaulting Lender pursuant to Section 2.38, then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)            Borrower shall have paid to Administrative Agent the assignment fee specified in Section 10.06,

(ii)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including, if applicable, any amounts under Section 2.33(c)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts),

(iii)          in the case of any such assignment resulting from a claim for compensation under Section 2.34 or 2.35 or payments required to be made pursuant to Section 2.36, such assignment will result in a reduction in such compensation or payments thereafter, and

(iv)          such assignment does not conflict with applicable law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

Section 2.38         Defaulting Lenders.

Anything contained herein to the contrary notwithstanding, in the event that any Lender other than at the direction or request of any regulatory agency or authority, defaults (a “Defaulting Lender”) in its obligation to fund (a “Funding Default”) any Revolving Loan or Delayed Draw Term Loan or its portion of any unreimbursed payment under Section 2.06(d) (in each case, a “Defaulted Loan”), then (a) during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any amendments, consents or waivers) with respect to any of the Loan Documents; (b) to the extent permitted by applicable law, until such time as the Default Excess with respect to such Defaulting Lender shall have been reduced to zero, (i) any voluntary prepayment of the Revolving Loans or Delayed Draw Term Loans shall, if Borrower so directs at the time of making such voluntary prepayment, be applied to the Revolving Loans or Delayed Draw Term Loans of other Lenders as if such Defaulting Lender had no Revolving Loans or Delayed Draw Term Loans outstanding and the Revolving Exposure or Delayed Draw Term Loan Exposure, as applicable, of such Defaulting

Lender were zero, and (ii) any mandatory prepayment of the Revolving Loans or Delayed Draw Term Loans shall, if Borrower so directs at the time of making such mandatory prepayment, be applied to the Revolving Loans or Delayed Draw Term Loans of other Lenders (but not to the Revolving Loans or Delayed Draw Term Loans of such Defaulting Lender) as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender, it being understood and agreed that Borrower shall be entitled to retain any portion of any mandatory prepayment of the Revolving Loans or Delayed Draw Term Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (b); (c) such Defaulting Lender’s Revolving Commitment and outstanding Revolving Loans and such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage and such Defaulting Lender’s Delayed Draw Term Loan Commitments and outstanding Delayed Draw Term Loans shall be excluded for purposes of calculating the Revolving Commitment fee payable to Lenders in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any Revolving Commitment fee or Delayed Draw Term Loan Commitment fee pursuant to Section 2.23 with respect to such Defaulting Lender’s Revolving Commitment in respect of any Default Period with respect to such Defaulting Lender; and (d) the Total Utilization of Revolving Commitments as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender. No Revolving Commitment or Delayed Draw Term Loan Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.38, performance by Borrower of its obligations hereunder and the other Loan Documents shall not be excused or otherwise modified as a result of any Funding Default or the operation of this Section 2.38. The rights and remedies against a Defaulting Lender under this Section 2.38 are in addition to other rights and remedies which Borrower may have against such Defaulting Lender with respect to any Funding Default and which Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default.

Section 2.39         Incremental Revolving Facility.

Borrower may by written notice to the Administrative Agent elect to request, at any time (i) following the earlier of (A) the date the Delayed Draw Term Loan Commitments are permanently reduced to zero pursuant to Section 2.26 and (B) the second Delayed Draw Term Loan Credit Date (after giving effect to such funding), and (ii) prior to the Revolving Commitment Termination Date, an increase to the existing Revolving Commitments (any such increase, the “New Revolving Loan Commitments”) by an amount not in excess of $20,000,000 in the aggregate and not less than $2,500,000 individually (or such lesser amount which shall be approved by Administrative Agent or such lesser amount that shall constitute the difference between $20,000,000 and all such New Revolving Loan Commitments obtained prior to such date), and integral multiples of $500,000 in excess of that amount, which shall be applied by Borrower for working capital and general corporate purposes of Borrower and its Subsidiaries. Each such notice shall specify (A) the date (each, an “Increased Amount Date”) on which Borrower proposes that the New Revolving Loan Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent and (B) the identity of each Lender or other Person that is an Eligible Assignee (each, a “New Revolving Loan Lender”) to whom Borrower proposes any portion of such New Revolving Loan Commitments be allocated and the amounts of such allocations; provided that the Administrative Agent may elect or decline to arrange such New Revolving Loan Commitments in its sole discretion and any Lender approached to provide all or a portion of the New Revolving Loan Commitments may elect or decline, in its sole discretion, to provide a New Revolving Loan Commitment. Such New Revolving Loan Commitments shall become effective, as of such Increased Amount Date; provided that (1) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Revolving Loan Commitments; (2) Borrower and its Subsidiaries shall be in pro forma compliance with each of the covenants set forth in Section 6.07 as of the last day of the most recently ended Fiscal Quarter for which financial statements have been provided pursuant to Section 5.01 after giving effect to such New Revolving Loan Commitments (assuming that the corresponding Revolving Loans are borrowed in the amount requested on the Increased Amount Date); (3) the New Revolving Loan Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by Borrower, the New Revolving Loan Lender and Administrative Agent, and each of which shall be recorded in the Register and each New Revolving

Loan Lender shall be subject to the requirements set forth in Section 2.36(e); (4) Borrower shall make any payments required pursuant to Section 2.33(c) in connection with the New Revolving Loan Commitments; and (5) Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by Administrative Agent in connection with any such transaction.

On any Increased Amount Date on which New Revolving Loan Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (a) each of the Revolving Lenders shall assign to each of the New Revolving Loan Lenders, and each of the New Revolving Loan Lenders shall purchase from each of the Revolving Loan Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing Revolving Loan Lenders and New Revolving Loan Lenders ratably in accordance with their Revolving Commitments after giving effect to the addition of such New Revolving Loan Commitments to the Revolving Commitments, (b) each New Revolving Loan Commitment shall be deemed for all purposes a Revolving Loan Commitment and each Loan made thereunder (a “New Revolving Loan”) shall be deemed, for all purposes, a Revolving Loan and (c) each New Revolving Loan Lender shall become a Lender with respect to the New Revolving Loan Commitment and all matters relating thereto.

Administrative Agent shall notify Lenders promptly upon receipt of Borrower’s notice of each Increased Amount Date and in respect thereof (y) the New Revolving Loan Commitments and the New Revolving Loan Lenders and (z) in the case of each notice to any Revolving Loan Lender, the respective interests in such Revolving Loan Lender’s Revolving Loans, in each case subject to the assignments contemplated by this Section.

The terms and provisions of the New Revolving Loans shall be identical to the Revolving Loans. Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of Administrative Agent to effect the provision of this Section 2.39.

ARTICLE THREE
CONDITIONS PRECEDENT

Section 3.01         Closing Date.

The obligation of any Lender to make a Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.04, of the following conditions on or before the Closing Date:

(a)           Loan Documents. Administrative Agent shall have received sufficient copies of each Loan Document originally executed and delivered by each applicable Loan Party for each Lender.

(b)           Organizational Documents; Incumbency. Administrative Agent shall have received (i) copies of each Organizational Document executed and delivered by each Loan Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party; (iii) resolutions of the Board of Directors of each Loan Party approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents and the Related Agreements to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the

Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date; and (v) such other documents as Administrative Agent may reasonably request.

(c)           Organizational and Capital Structure. The organizational structure and capital structure of Borrower and its Subsidiaries, both before and after giving effect to the Transactions, shall be as set forth on Schedule 4.02. The Administrative Agent shall have received reasonably satisfactory evidence that all ownership interests in Borrower’s Subsidiaries (including Chem Rx) shall be owned by Borrower or its Subsidiaries in each case free and clear of any lien, charge, or encumbrance not permitted hereunder.

(d)           Consummation of Transactions Contemplated by Related Agreements.

(i)            (1) All conditions to the Acquisition set forth in each of the Stock Purchase Agreement, the Merger Agreement and the Unit Redemption Agreement shall have been satisfied or the fulfillment of any such conditions shall have been waived, provided that no provision thereof shall have been waived in a manner adverse to the Lenders without the consent of Administrative Agent, and (2) the Acquisition shall have been consummated in accordance with the terms thereof and in compliance with applicable law and regulatory approvals.

(ii)           The Lenders shall be satisfied that the Equity Contribution shall have occurred.

(iii)          (1) The Borrower shall have received the gross proceeds from the borrowings of the Second Lien Term Loans in an aggregate amount in cash of not less than $37,000,000; and (2) the Borrower shall have delivered to Administrative Agent complete, correct and conformed copies of the Second Lien Credit Agreement.

(e)           Existing Indebtedness. On the Closing Date, Borrower and its Subsidiaries shall have (i) repaid in full all Existing Indebtedness, (ii) terminated any commitments to lend or make other extensions of credit thereunder, (iii) delivered to Administrative Agent all documents or instruments necessary to release all Liens securing Existing Indebtedness or other obligations of Borrower and its Subsidiaries thereunder being repaid on the Closing Date, (iv) made arrangements reasonably satisfactory to Administrative Agent with respect to the subordination of any existing liens on the Collateral made in favor of certain vendors to the Borrower, and (v) made arrangements reasonably satisfactory to Administrative Agent with respect to the cancellation of any Existing Letters of Credit outstanding thereunder or the issuance of Letters of Credit to support the obligations of Borrower and its Subsidiaries with respect thereto.

(f)            Personal Property Collateral. In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the personal property Collateral, Collateral Agent shall have received:

(i)            evidence reasonably satisfactory to the Collateral Agent of the compliance by each Loan Party of their obligations under the Pledge and Security Agreement and the other Collateral Documents (including their obligations to authorize and deliver UCC financing statements)

(ii)           delivery of originals of securities, promissory notes or instruments and chattel paper to be pledged under the Pledge and Security Agreement;

(iii)          a First Lien Trademark Security Agreement (the form of which is set forth as Exhibit B to the Pledge and Security Agreement), completed, originally executed and delivered by each applicable Loan Party; and

(iv)          a completed Collateral Questionnaire dated the Closing Date and executed by an Authorized Officer of each Loan Party, together with all attachments contemplated thereby, including (A) the results of a recent search, by a Person satisfactory to Collateral Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of any Loan Party in the jurisdictions specified in the Collateral Questionnaire, together with copies of all such filings disclosed by such search, (B) the results of a recent search, by a Person satisfactory to Collateral Agent, of all effective filings made with respect to any Intellectual Property of any Loan Party in the United States Patent and Trademark Office and Copyright Office and (B) UCC termination statements (or similar documents) duly authorized by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search (other than any such financing statements in respect of Permitted Liens).

(g)           Financial Statements; Projections. Lenders shall have received from Borrower (i) the Historical Financial Statements and (ii) the Projections.

(h)           Evidence of Insurance. Collateral Agent shall have received evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 5.05 is in full force and effect and that Collateral Agent, for the benefit of Secured Parties has been named as additional insured and loss payee, as applicable, thereunder to the extent required under Section 5.05.

(i)            Opinions of Counsel to Loan Parties. Lenders and their respective counsel shall have received originally executed copies of the favorable written opinions of Covington & Burling LLP, counsel for Loan Parties and Troutman Sanders LLP, New Jersey counsel for Loan Parties, as to such other matters as Administrative Agent may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Administrative Agent (and each Loan Party hereby instructs such counsel to deliver such opinions to Agents and Lenders).

(j)            Fees. Borrower shall have paid to Administrative Agent, the fees payable on the Closing Date referred to in Section 2.23.

(k)           Solvency Certificate. On the Closing Date, Administrative Agent shall have received a Solvency Certificate from Borrower affirming that immediately after giving effect to the consummation of the Transactions, Borrower and its Subsidiaries are and will be Solvent.

(l)            Closing Date Certificate. Borrower shall have delivered to Administrative Agent an originally executed Closing Date Certificate, together with all attachments thereto.

(m)          U.S.A. Patriot Act. The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act.

Each Lender, by delivering its signature page to this Agreement, a Lender Addendum, an Assignment Agreement or a Joinder Agreement and funding a Loan on the Closing Date or by the funding of any Delayed Draw Term Loans or New Revolving Loans, as the case may be, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date or as of the date of funding of such Loans.

Section 3.02         Conditions to Each Credit Extension.

(a)           Conditions Precedent. The obligation of each Lender to make any Loan, or Issuing Bank to issue any Letter of Credit, on any Credit Date, including the Closing Date and any Delayed Draw Term Loan Credit Date, are subject to the satisfaction, or waiver in accordance with Section 10.04, of the following conditions precedent:

(i)            Administrative Agent shall have received a fully executed and delivered Funding Notice or Issuance Notice, as the case may be;

(ii)           after making the Credit Extensions requested on such Credit Date, the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect;

(iii)          as of the Closing Date, (y) the representations and warranties made by Chem Rx in the Stock Purchase Agreement and the Merger Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower has the right to terminate its obligations under the Stock Purchase Agreement or the Merger Agreement, respectively, as a result of breach of such representations and warranties, and (z) the representations and warranties made in Sections 4.01, 4.03,  4.06, 4.16 and 4.17 in each case shall be true and correct in all material respects on and as of the Closing Date (or, if any such representation and warranty is expressly stated to have been made as of a specific date, as of such specific date),

(iv)          as of each Credit Date other than the Closing Date, the representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date;

(v)           as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default; and

(vi)          on or before the date of issuance of any Letter of Credit, Administrative Agent shall have received all other information required by the applicable Issuance Notice, and such other documents or information as Issuing Bank may reasonably require in connection with the issuance of such Letter of Credit.

Any Agent or Requisite Lenders shall be entitled, but not obligated, to request and receive, prior to the making of any Credit Extension, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the good faith judgment of such Agent or Requisite Lender such request is warranted under the circumstances.

(b)           Notices. Any Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent.

Section 3.03         Conditions to the Credit Extension of Delayed Draw Term Loans.

The obligation of each Lender to make any Delayed Draw Term Loan on any Delayed Draw Term Loan Credit Date are subject to the satisfaction, or waiver in accordance with Section 10.04, of the following additional conditions precedent:

(a)           At least 5 Business Days prior to any Delayed Draw Term Loan Credit Date, Administrative Agent shall have received a certificate of an Authorized Officer of the Borrower (i) setting forth the calculation of “Adjusted EBITDA” (as defined in and pursuant to Section 1.9(c) of the Stock Purchase Agreement on the date hereof) based on the audited financial statements for Fiscal Year 2007, (ii) setting forth the calculation of “Final Adjusted EBITDA” (as defined in the Stock Purchase Agreement on the date hereof), (iii) setting forth the amount of the “2007 Earn Out Shares” (as defined in the Stock Purchase Agreement on the date hereof) and the “2007 Cash Earn Out” (as defined in the Stock Purchase Agreement on the date hereof), (iv) setting forth the portion of the “2007 Earn Out Shares” (as defined in Section 1.8(a)(i) of the Stock Purchase Agreement on the date hereof) that is to be paid in cash pursuant to Section 1.12 of the Stock Purchase Agreement on the date hereof and (v) setting forth the amount of Initial Earnout Payments and Milestone Payments to be made pursuant to the Stock Purchase Agreement.

(b)           Borrower and its Subsidiaries shall be in pro forma compliance with each of the covenants set forth in Section 6.07 as of the last day of the most recently ended Fiscal Quarter for which financial statements have been provided pursuant to Section 5.01 after giving effect to the Initial Earnout Payments and the Milestone Payments.

(c)           Each Delayed Draw Term Loan Credit Date shall occur on or before the Delayed Draw Term Loan Commitment Termination Date.

ARTICLE FOUR
REPRESENTATIONS AND WARRANTIES

In order to induce Lenders and Issuing Bank to enter into this Agreement and to make each Credit Extension to be made thereby, each Loan Party represents and warrants to each Lender and Issuing Bank, on the Closing Date (only with respect to the sections referred to in Section 3.02(a)(iii)) and on each Credit Date, that the following statements are true and correct (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with the consummation of the Transactions and the representations and warranties made on any Delayed Draw Term Loan Credit Date are deemed to be made concurrently with the making of the Initial Earnout Payments for which the applicable Delayed Term Loan is being made):

Section 4.01         Organization; Requisite Power and Authority; Qualification.

Each of Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.01, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing could not be reasonably expected to have, a Material Adverse Effect.

Section 4.02         Capital Stock and Ownership.

The Capital Stock of each of Borrower and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable. Except as set forth on Schedule 4.02 and other than the Warrants, as of the Closing Date, there is no existing option, warrant, call, right, commitment or other agreement to which Borrower or any of its Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of Borrower or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Borrower or any of its Subsidiaries of any additional membership interests or other Capital Stock of Borrower or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of Borrower or any of its Subsidiaries. Schedule 4.02 correctly sets forth the ownership interest of Borrower and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date both before and after giving effect to the Transaction.

Section 4.03         Due Authorization.

The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action on the part of each Loan Party that is a party thereto.

Section 4.04         No Conflict.

The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not (a) violate any provision of any law or any governmental rule or regulation applicable to Borrower or any of its Subsidiaries, any of the Organizational Documents of Borrower or any of its Subsidiaries, or any order, judgment or decree of any court or other agency of government binding on Borrower or any of its Subsidiaries, except to the extent any such violation could not be reasonably expected to have a Material Adverse Effect; (b) conflict with, result in a material breach of or constitute (with due notice or lapse of time or both) a material default under any material Contractual Obligation of Borrower or any of its Subsidiaries; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Borrower or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Collateral Agent, on behalf of Secured Parties and Liens securing the obligations under the Second Lien Credit Agreement); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any material Contractual Obligation of Borrower or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders.

Section 4.05         Governmental Consents.

The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except (a) for consents, approvals or notices that could not be reasonably expected to have a Material Adverse Effect and (b) for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent and to the agents under the Second Lien Credit Agreement for filing and/or recordation, as of the Closing Date.

Section 4.06         Binding Obligation.

Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such

Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

Section 4.07         Historical Financial Statements.

The Historical Financial Statements were prepared in conformity with GAAP (except as reflected in the notes thereto) and are accurate and complete and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to the absence of notes that would be required by GAAP and to changes resulting from audit and normal year-end adjustments. As of the Closing Date, neither Borrower nor any of its Subsidiaries has any contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that (a) would be required to be included on a balance sheet in accordance with GAAP, (b) is not reflected in the Historical Financial Statements or the notes thereto and (c) is material in relation to the business, operations, properties, assets, or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole.

Section 4.08         Projections.

On and as of the Closing Date, the projections of Borrower and its Subsidiaries quarterly for the first year following the Closing Date and annually through Fiscal Year 2012 (the “Projections”) are based on good faith estimates and assumptions that were reasonable when made by the management of Chem Rx; provided the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material.

Section 4.09         No Material Adverse Effect.

Since December 31, 2006, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

Section 4.10         Adverse Proceedings, etc.

There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws and Health Care Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 4.11         Payment of Taxes.

Except as otherwise permitted under Section 5.03, all material tax returns and reports of Borrower and its Subsidiaries required to be filed by any of them have been timely filed, and all material taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Borrower and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. Borrower knows of no proposed tax assessment against Borrower or any of its Subsidiaries that is not being actively contested by Borrower or such Subsidiary in good faith and by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Borrower and/or its Subsidiaries, as the case may be; and as of the Closing Date no tax Lien has been filed, and to the knowledge of Borrower or any of its Subsidiaries, no claim is being asserted, with respect to any such material tax, fee or other charge.

Section 4.12         Properties.

(a)           Title. Each of Borrower and its Subsidiaries has (i) good and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good title to (in the case of all other personal property, including, but not limited to, Intellectual Property and licenses) all of their respective properties and assets material to the business of Borrower and its Subsidiaries, taken as a whole, and reflected in their respective most recent balance sheet contained in the Historical Financial Statements referred to in Section 4.07 and in the most recent balance sheet delivered pursuant to Section 5.01, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.08. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

(b)           Real Estate. As of the Closing Date, Schedule 4.12 contains a true, accurate and complete list of (i) all Real Estate Assets, and (ii) all real estate leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of any Loan Party, regardless of whether such Loan Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Except as could not reasonably be expected to have a Material Adverse Effect, each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and Borrower does not have knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

Section 4.13         Environmental Matters.

Neither Borrower nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law that could reasonably be expected to result in an Environmental Claim against Borrower or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. There are and, to each of Borrower’s and its Subsidiaries’ knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Borrower or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. No event or condition has occurred or is occurring with respect to Borrower or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any

Hazardous Materials Activity which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.

Section 4.14         No Defaults.

Neither Borrower nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations (other than this Agreement), and no condition exists which could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

Section 4.15         Material Contracts.

Schedule 4.15 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date, and except as described thereon, all such Material Contracts are in full force and effect and no defaults currently exist thereunder, except as could not reasonably be expected to have a Material Adverse Effect.

Section 4.16         Governmental Regulation.

Neither Borrower nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

Section 4.17         Margin Stock.

Neither Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to such Loan Party will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of said Board of Governors.

Section 4.18         Employee Matters.

Neither Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 4.18, there is (a) no unfair labor practice complaint pending against Borrower or any of its Subsidiaries, or to the best knowledge of Borrower and its Subsidiaries, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Borrower or any of its Subsidiaries or to the best knowledge of Borrower and its Subsidiaries, threatened against any of them, (b) no strike or work stoppage in existence, or, to the knowledge of the Borrower, threatened, involving Borrower or any of its Subsidiaries, and (c) to the best knowledge of Borrower and its Subsidiaries, no union representation question existing with respect to the employees of Borrower or any of its Subsidiaries and, to the best knowledge of Borrower and its Subsidiaries, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

Section 4.19         Employee Benefit Plans.

(a)           Borrower, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance in all material respects with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their material obligations under each Employee Benefit Plan.

(b)           Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination or opinion letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and, nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status.

(c)           No material liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA (other than contributions in the ordinary course of business) has been or, is expected to be incurred by Borrower, any of its Subsidiaries or any of their ERISA Affiliates.

(d)           No ERISA Event that could reasonably be expected to result in a material liability to Borrower of any of its Subsidiaries has occurred or is reasonably expected to occur.

(e)           Except as set forth on Schedule 4.19 or to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates, except to any Person, and in such amounts, approved by the Board of Directors of Borrower.

(f)            The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by Borrower, any of its Subsidiaries or any of their ERISA Affiliates, (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan by more than $2,500,000.

(g)           As of the most recent valuation date for each Multiemployer Plan, the potential liability of Borrower, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from each such Multiemployer Plan (within the meaning of Section 4203 of ERISA), based on information available pursuant to Section 4221(e) of ERISA would not be more than $2,500,000.

(h)           Borrower, each of its Subsidiaries and each of their ERISA Affiliates have complied and are in compliance in all material respects with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

Section 4.20         Solvency.

Each Loan Party is and, upon the incurrence of any Obligation by such Loan Party on any date on which this representation and warranty is made, will be, Solvent.

Section 4.21         Compliance with Statutes, etc.

Each of Borrower and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of Borrower or any of its Subsidiaries), except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.22         Disclosure.

The representations and warranties of the Loan Parties contained in the Loan Documents and in any other documents, certificates or written statements furnished to Lenders by or on behalf of Borrower or any of its Subsidiaries for use in connection with the transactions contemplated hereby, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact (known to Borrower, in the case of any document not furnished by it) necessary in order to make the statements contained herein and therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Borrower to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

Section 4.23         Health Care Matters.

(a)           Compliance with Health Care Laws. Except as set forth on Schedule 4.23, each of Borrower and its Subsidiaries is and has been in compliance in all material respects with all Health Care Laws applicable to it, its products and its properties or other assets or its business or operation. Except as set forth on Schedule 4.23, each of Borrower and its Subsidiaries has in effect all Governmental Authorizations necessary for it to carry on its business and operations, in all material respects, as presently conducted. All such Governmental Authorizations are in full force and effect and there exists no default under, or violation of, any such Governmental Authorization and neither Borrower nor any of its Subsidiaries has received written notice or has knowledge that any Governmental Authority is considering limiting, suspending, terminating, adversely amending or revoking any such Governmental Authorization, except as could not reasonably be expected to have a material effect on Borrower and its Subsidiaries, taken as a whole.

(b)           Filings. Except as set forth on Schedule 4.23, all material reports, documents, claims, notices or approvals required to be filed, obtained, maintained or furnished pursuant to any Health Care Law to any Governmental Authority have been so filed, obtained, maintained or furnished, and all such reports, documents, claims and notices were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

(c)           Billing. Except as set forth on Schedule 4.23 or as could not reasonably be expected to have a material effect on Borrower and its Subsidiaries, taken as a whole, each of Borrower and its Subsidiaries has the requisite provider number or other Governmental Authorization to bill under Medicare, the respective Medicaid program in the state or states in which such entity operates, or Private Third Party Payor Programs, in each case to the extent the Borrower and its Subsidiaries bill or otherwise receive payment from such programs. Except as could not reasonably be expected to have a material effect on Borrower and its Subsidiaries, taken as a whole, there is no investigation, audit, claim review, or other action pending, or to the knowledge of Borrower and its Subsidiaries, threatened, which could reasonably be expected to result in a revocation, suspension, termination, probation, restriction, limitation, or non-renewal of any Governmental Third Party Payor or Private Third Party Payor (as defined below) provider number or result in any Group Members’ exclusion from any Governmental Third Party Payor Program or Private Third Party Payor Program. For purposes of this Agreement, a “Governmental Third Party Payor” means Medicare, Medicaid, TRICARE, state government insurers and any other person or entity which presently or in the future maintains Governmental Third Party Payor Programs. In addition, for purposes of this Agreement, “Governmental Third Party Payor Programs” means all governmental third party payor programs in which Borrower or any of its Subsidiaries participates (including Medicare, Medicaid, TRICARE or any other federal or state health care programs). For purposes of this Agreement, a “Private Third Party Payor” means private insurers and any other person or entity which presently or in the future maintains Private Third Party Payor Programs. In addition, for purposes of this Agreement, “Private Third Party Payor Programs” means all non-governmental third party payor programs in which Borrower or any of its Subsidiaries participates (including managed care plans, or any other private insurance programs).

(d)           Accreditation. Except as could not reasonably be expected to have a material effect on Borrower and its Subsidiaries, taken as a whole, each of Borrower and its Subsidiaries has received and maintains accreditation in good standing and without limitation or impairment by all applicable accrediting organizations, to the extent required by law or otherwise reasonably necessary for the operation of its business.

(e)           Proceedings. Except as could not reasonably be expected to have a material effect on Borrower and its Subsidiaries, taken as a whole, neither Borrower nor any of its Subsidiaries (1) is a party to a corporate integrity agreement with a Governmental Authority that imposes restrictions or costs on the Borrower, or (2) has any reporting obligations pursuant to a settlement agreement, plan of correction, or other remedial measure entered into with any Governmental Authority.

(f)            Exclusion. Neither Borrower, nor any of its Subsidiaries is, has been, or has been threatened to be, (i) excluded from any Governmental Third Party Payor Program pursuant to 42 U.S.C. § 1320a-7b and related regulations, or (ii) made a party to any other action by any Governmental Authority that may prohibit it from selling products to any governmental or other purchaser pursuant to any federal, state or local laws or regulations, except, in the case of clause (ii) above, where the same could not reasonably be expected to have a Material Adverse Effect.

(g)           HIPAA Compliance. To the extent applicable to Borrower or any of its Subsidiaries, and for so long as (1) Borrower or any of its Subsidiaries is a “covered entity” as defined in 45 C.F.R. § 160.103, (2) Borrower or any of its Subsidiaries is a “business associate” as defined in 45 C.F.R. § 160.103, (3) Borrower or any of its Subsidiaries is subject to or covered by the HIPAA Administrative Simplification Requirements pertaining to standard transaction formats codified at 45 C.F.R. Parts 160 & 162 (the “Transactions Rule”) and/or pertaining to the security and privacy of certain protected health information codified at 45 C.F.R. Parts 160 & 164 (the “Privacy and Security Rules”), and/or (4) Borrower or any of its Subsidiaries sponsors any “group health plans” as defined in 45 C.F.R. § 160.103, Borrower and its Subsidiaries as the case may be, has:  (i) completed thorough and detailed surveys, audits, inventories, reviews, analyses and/or assessments, including risk assessments, (collectively “Assessments”) of all material areas of its business and operations subject to HIPAA and/or that could be materially and adversely affected by the failure of Borrower or any of its Subsidiaries, as the case may be, to the extent these Assessments are appropriate or required for Borrower or its Subsidiaries, as the case may be, to be HIPAA Compliant; (ii) developed a detailed plan and time line for becoming HIPAA Compliant (a “HIPAA Compliance Plan”); and (iii) implemented those provisions of its HIPAA Compliance Plan necessary to ensure that such Borrower and its Subsidiaries is HIPAA Compliant.

Section 4.24         Intellectual Property.

Each of Borrower and its Subsidiaries owns or possesses, or could obtain ownership or possession of, on terms not materially adverse to it, all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary for the present conduct of its business, without any known material conflict with the rights of others, and free from any material burdensome restrictions.

Section 4.25         No Default.

Each component of the Transactions was consummated, as of the Closing Date (i) in accordance with the respective terms of the applicable Related Agreements in the form supplied to the Administrative Agent, without modification, waiver or amendment, except those which had the prior written consent of the Administrative Agent or which were not adverse to the Lenders and (ii) in compliance in all material respects with all applicable laws, including the Delaware General Corporation Law (to the extent relevant), the Bankruptcy Code, all regulations of the Internal Revenue Code and the United States Department of Labor applicable to employee stock ownership plans, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the corporate laws of each state in which any corporation now controlled by Borrower is or was incorporated.

Section 4.26         Investigations, Audits, Etc.

Except as could not reasonably be expected to have a Material Adverse Effect, to the knowledge of Borrower or its Subsidiaries, neither Borrower nor any of its Subsidiaries is the subject of (x) any pending review or audit by the Internal Revenue Service or any investigation by a Governmental Authority concerning the violation or possible violation of any law or (y) any pending litigation, judgment, action, audit, charge, claim, demand, suit, petition, or arbitration.

Section 4.27         Patriot Act.

To the extent applicable, each Loan Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Act”). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE FIVE
AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees that until the Termination Date, each Loan Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Article Five.

Section 5.01         Financial Statements and Other Reports.

Borrower will deliver to Administrative Agent and Lenders:

(a)           Monthly Reports. As soon as available, and in any event within thirty (30) days after the end of each of the first two months of each Fiscal Quarter ending after the Closing Date (or, in the case of the first six months ended after the Closing Date, forty-five (45) days), the consolidated and consolidating balance sheet of Borrower and its Subsidiaries (excluding, for the avoidance of doubt, 750 Park Place) as at the end of such month and the related consolidated statements of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; provided that if the Total Leverage Ratio (determined for any such period by reference to the most recent Compliance Certificate delivered pursuant to Section 5.01(d) calculating the Total Leverage Ratio) shall be 3.75:1.00 or less, Borrower shall not be required to make deliveries under this subsection (a).

(b)           Quarterly Financial Statements. (1) As soon as available, and in any event within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year (or such earlier period as required by the rules and regulations of the Exchange Act), the consolidated and consolidating balance sheets of Borrower and its Subsidiaries (excluding, for the avoidance of doubt, 750 Park Place) as at the end of such Fiscal Quarter and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto, and (2) in addition to the foregoing, a copy of Borrower’s quarterly report on Form 10-Q for the applicable Fiscal Quarter as filed by Borrower with the Securities and Exchange Commission;

(c)           Annual Financial Statements. (1) As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year (or such earlier period as required by the rules and regulations of the Exchange Act), (i) the consolidated and consolidating balance sheets of Borrower and its Subsidiaries (excluding, for the avoidance of doubt, 750 Park Place) as at the end of such Fiscal Year and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of KGS LLP in respect of the Fiscal Year ended December 31, 2007 and thereafter, an independent certified public accountant of recognized national standing as selected by Borrower, and reasonably satisfactory to Administrative Agent (which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards) together with a written statement, during the normal course of the annual audit, by such independent certified public accountants stating whether any condition or event that constitutes a Default or an Event of Default in respect of Section 6.07 has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof or a similar written statement reasonably acceptable to the Administrative

Agent; and (2) in addition to the foregoing, a copy of Borrower’s annual report on Form 10-K for the applicable Fiscal Year as filed by Borrower with the Securities and Exchange Commission;

(d)           Compliance Certificate. Together with each delivery of financial statements of Borrower and its Subsidiaries pursuant to Sections 5.01(b)(1) and 5.01(c)(1), a duly executed and completed Compliance Certificate;

(e)           Notice of Default. Promptly upon any Responsible Officer of Borrower and its Subsidiaries obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Borrower with respect thereto; (ii) that any Person has given any notice to Borrower or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.01(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Borrower has taken, is taking and proposes to take with respect thereto;

(f)            Notice of Litigation. Promptly upon any Responsible Officer of Borrower and its Subsidiaries obtaining knowledge of (i) the institution of, or non-frivolous written threat of, any Adverse Proceeding not previously disclosed in writing by Borrower to Lenders, or (ii) any material development in any Adverse Proceeding that, in the case of either clause (i) or (ii) if adversely determined, could be reasonably expected to result in damages not otherwise covered by insurance in excess of $2,500,000, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to Borrower to enable Lenders and their counsel to evaluate such matters;

(g)           ERISA. (i) As soon as reasonably practicable (but in any event within ten Business Days) upon any Responsible Officer of Borrower and its Subsidiaries becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

(h)           Financial Plan. As soon as practicable and in any event no later than January 31 of each Fiscal Year (or, if earlier, ten (10) Business Days after approval by the Board of Directors of Borrower), a consolidated plan and financial forecast for such Fiscal Year and for the one Fiscal Year thereafter (a “Financial Plan”), including a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Borrower and its Subsidiaries (excluding, for the avoidance of doubt, 750 Park Place) for each Fiscal Quarter of such Fiscal Year and annually for the one Fiscal Year thereafter, together with an explanation of the assumptions on which such forecasts are based (including detail with respect to long-term care beds served in each State in which the Borrower and its Subsidiaries will operate, forecasted revenues per bed served and the projected capital expenditure and working capital needs of the Borrower and its Subsidiaries);

(i)            Insurance Report. As soon as practicable and in any event no later than March 31 of each Fiscal Year, a report outlining all material insurance coverage maintained as of the date of such report by Borrower and its Subsidiaries and all material insurance coverage planned to be maintained by Borrower and its Subsidiaries in the immediately succeeding Fiscal Year;

(j)            Environmental Reports and Audits. As soon as practicable following receipt thereof, copies of all environmental audits and reports with respect to environmental matters at any Facility or which relate to any environmental liabilities of Borrower or its Subsidiaries which, in any such case, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(k)           Information Regarding Collateral. (a) Borrower will furnish to the Collateral Agent prompt written notice of any change (i) in any Loan Party’s corporate name (other than the change of the Borrower’s name to “Chem Rx Corporation”), (ii) in any Loan Party’s identity or corporate structure or (iii) in any Loan Party’s Federal Taxpayer Identification Number. Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral and for the Collateral at all times following such change to have a valid, legal and perfected security interest as contemplated in the Collateral Documents. Borrower also agrees promptly to notify the Collateral Agent if any material portion of the Collateral is damaged or destroyed;

(l)            Annual Collateral Verification. Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.01(c), Borrower shall deliver to the Collateral Agent an Officer’s Certificate confirming that there has been no change in such information since the date of the Collateral Questionnaire delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes;

(m)          Health Care Matters.

(i)            copies of any written recommendation from any Governmental Authority or other regulatory body that Borrower or any of its Subsidiaries should have any of its Governmental Authorizations, Governmental Third Party Payor Program provider or supplier numbers, or accreditations suspended, revoked, or limited in any way, or any penalties or sanctions imposed;

(ii)           notice of any claim to recover any alleged material overpayments with respect to any sales in excess of $250,000;

(iii)          voluntary disclosure by Borrower or any Subsidiary to the Office of the Inspector General of the United States Department of Health and Human Services, a Medicare fiscal intermediary or any state’s Medicaid program of a potential overpayment matter involving the submission of claims to such payor in any amount greater than $250,000;

(iv)          notice of termination of eligibility of Borrower or any of its Subsidiaries to participate in any reimbursement program of any Private Third Party Payor Program;

(v)           notice of any material reduction in the level of reimbursement expected to be received with respect to sales;

(vi)          copies of any report or communication from any Governmental Authority in connection with any adverse inspection of any facility of Borrower or any of its Subsidiaries other than those which are routine and non-material; and

(n)           Notice of Management Investors’ Ownership of Borrower. Promptly upon any Responsible Officer of Borrower obtaining the knowledge that the Management Investors shall have ceased to own and control at least 10% on a fully diluted basis of the economic and voting interests in the Capital Stock of Borrower, written notice thereof.

(o)           Other Information. (A) Promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by Borrower to its security holders acting in such capacity or by any Subsidiary of Borrower to its security holders other than Borrower or another Subsidiary of Borrower, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Borrower or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority (including a copy of each Form 8-K), (iii) all press releases and other statements made available generally by Borrower or any of its Subsidiaries to the public concerning material developments in the business of Borrower or any of its Subsidiaries, and (B) such other information and data with respect to Borrower or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent or any Lender.

Section 5.02         Existence.

Except as otherwise permitted under Section 6.08, each Loan Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights (charter and statutory) and franchises, licenses, approvals and permits material to its business; provided, no Loan Party or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if such Person’s Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders.

Section 5.03         Payment of Taxes and Claims.

(a)           Each Loan Party will, and will cause each of its Subsidiaries to, pay all material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a charge or claim that has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. No Loan Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income Tax return with any Person (other than Borrower or any of its Subsidiaries).

(b)           Within 60 days following the Closing Date, the Borrower will file a properly completed and valid Internal Revenue Service Form 8023 on which Borrower and the Sellers will jointly make an election under Section 338(h)(10) of the Internal Revenue Code to treat the Acquisition as an asset purchase.

Section 5.04         Maintenance of Properties.

Each Loan Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Borrower and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

Section 5.05         Insurance.

Borrower will maintain or cause to be maintained, with financially sound and reputable insurers (i) business interruption insurance and (ii) casualty insurance, public liability insurance, third party property damage insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Borrower and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, Borrower will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (b) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance shall (i) name Administrative Agent, on behalf of Lenders, as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to Administrative Agent, that names Administrative Agent, on behalf of Lenders as the loss payee thereunder and provides for at least thirty (30) days’ prior written notice to Administrative Agent of any modification or cancellation of such policy. Any payments under each policy of insurance shall be directed to be made to Borrower or its Subsidiaries unless an Event of Default has occurred and is continuing and the Collateral Agent has delivered notice to Borrower that such payment may not be made to Borrower or its Subsidiaries.

Section 5.06         Inspections.

Each Loan Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender (as coordinated through the Collateral Agent) to visit and inspect any of the properties of any Loan Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested; provided that the Collateral Agent shall give Borrower the opportunity to participate in any discussions with its independent public accountants and, so long as no Event of Default has occurred and is continuing, no Lender may exercise its rights hereunder more than once in any calendar year.

Section 5.07         Lenders’ Meetings.

Borrower will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at Borrower’s corporate offices (or at such other location as may be agreed to by Borrower and Administrative Agent) at such time as may be agreed to by Borrower and Administrative Agent.

Section 5.08         Compliance with Laws.

Each Loan Party will comply, and shall cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including ERISA and all Environmental Laws and Health Care Laws), non-compliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.09         Environmental Disclosure.

Borrower will deliver to Administrative Agent and Lenders:

(a)           as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Borrower or any of its Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to material environmental matters at any Facility or with respect to any material Environmental Claims;

(b)           promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, (2) any remedial action taken by Borrower or any other Person in response to (A) any Hazardous Materials Activities the existence of which could reasonably be expected to result in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (B) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, and (3) Borrower’s discovery of any occurrence or condition on any Facility that could reasonably be expected to cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

(c)           as soon as practicable following the sending or receipt thereof by Borrower or any of its Subsidiaries, a copy of any and all written communications with respect to (1) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, (2) any Release required to be reported to any federal, state or local governmental or regulatory agency, and (3) any request for information from any governmental agency stating, or would be reasonably expected to mean, that such agency is investigating whether Borrower or any of its Subsidiaries may be subject to an Environmental Claim arising in connection with any Hazardous Materials Activity;

(d)           prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by Borrower or any of its Subsidiaries that could reasonably be expected to (A) expose Borrower or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) affect the ability of Borrower or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (2) any proposed action to be taken by Borrower or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Borrower or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws; and

(e)           with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters disclosed pursuant to this Section 5.09.

Section 5.10         Hazardous Materials Activities, etc.

Each Loan Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Loan Party or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Loan Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.11         Subsidiaries.

In the event that any Person becomes a Subsidiary of Borrower (other than a Consent Subsidiary), Borrower shall (a) promptly cause such Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to Administrative Agent and Collateral Agent a Counterpart Agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.01(b), 3.01(f) and 3.01(i). With respect to each such Subsidiary, Borrower shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Borrower, and (ii) all of the data required to be set forth in Schedules 4.01 and 4.02 with respect to such Subsidiaries; provided, such written notice shall be deemed to supplement Schedule 4.01 and 4.02 for all purposes hereof. Notwithstanding the foregoing, the creation or perfection of pledges of or security interests in, or the obtaining of title insurance with respect to, particular assets shall not be required if, and for so long as, in the reasonable judgment of the Administrative Agent, the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance in respect of such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

Section 5.12         Additional Material Real Estate Assets. In the event that any Loan Party acquires a Material Real Estate Asset or a Real Estate Asset owned on the Closing Date becomes a Material Real Estate Asset and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Agent, for the benefit of Secured Parties, then such Loan Party, contemporaneously with acquiring such Material Real Estate Asset, shall (a) in the case of each Leasehold Property that is a Material Real Estate Asset, use commercially reasonable efforts to take all such actions and execute and deliver, or cause to be executed and delivered, as requested by the Collateral Agent, (i) a Landlord Consent and Estoppel and evidence that such Leasehold Property is a Recorded Leasehold Interest or (ii) a Landlord Collateral Access Agreement and (b) in the case of any fee interests in a Material Real Estate Asset, take all such actions and executed and deliver or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions, title insurance, survey, flood certificates and certificates with respect to each such Material Real Estate Asset that Collateral Agent shall reasonably request to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any necessary filing and/or recording, perfected First Priority security interest in such Material Real Estate Assets. In addition to the foregoing, Borrower shall, at the request of Requisite Lenders, deliver, from time to time, to Administrative Agent such appraisals as are required by law or regulation of Real Estate Assets with respect to which Collateral Agent has been granted a Lien.

Notwithstanding the foregoing, the creation or perfection of pledges of or security interests in, or the obtaining of title insurance with respect to, particular assets shall not be required if, and for so long as, in the reasonable judgment of the Administrative Agent, the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance in respect of such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

Section 5.13         Interest Rate Protection.

No later than ninety (90) days following the Closing Date, the Borrower shall maintain, or caused to be maintained, in effect one or more Interest Rate Agreements for a term of not less than three (3) years and pursuant to which not less than 50% of the total funded Indebtedness of the Borrower and its Subsidiaries at the Closing Date under this Agreement and the Second Lien Credit Agreement (excluding any Revolving Loans, the Delayed Draw Term Loans and the face amounts of any Letters of Credit) shall be subject to Interest Rate Agreements in form and substance reasonably satisfactory to Administrative Agent.

Section 5.14         Further Assurances.

At any time or from time to time upon the request of Administrative Agent, each Loan Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Loan Documents. In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by validly perfected, First Priority liens on all of the assets of Borrower and its Subsidiaries and all of the outstanding Capital Stock of Borrower and its Subsidiaries, in each case to the extent contemplated by the Loan Documents.

Section 5.15         Cash Management Systems.

Borrower and its Subsidiaries shall establish and maintain cash management systems as set forth on Schedule 5.15 or as reasonably acceptable to Administrative Agent. Borrower and its Subsidiaries shall at all times on and after 60 days following the Closing Date ensure that all Cash and Cash Equivalents held by it are subject to a valid and perfected First Priority security interest in favor of the Collateral Agent for the benefit of the Secured Parties; provided that Cash and Cash Equivalents of up to $100,000 in the aggregate at any one time for all such entities and any Deposit Accounts into which receivables from Governmental Authorities are paid shall not be required to be subject to such perfected security interests.

Section 5.16         Books and Records.

The Loan Parties will, and will cause each of its Subsidiaries to, in all material respects, keep proper books of record and account in which full, true and correct entries in accordance with GAAP are made of all dealings and transactions in relation to its business and activities.

Section 5.17         Performance of Leases, Related Documents and Other Material Agreements.

Borrower and its Subsidiaries shall take reasonable efforts to ensure that all material leases of real and personal property and all Material Contracts (including material debt agreements and material Capital Leases) to which they are a party are without material default of the Loan Party to such lease or Material Contract beyond any applicable notice and cure period or right of the lessor or other obligee to terminate or accelerate thereunder.

Section 5.18         Compliance Program.

Each of Borrower and its Subsidiaries shall regularly (a) review and revise its policies and procedures to ensure continuing compliance in all material respects with all applicable material Health Care Laws, (b) maintain appropriate programs and procedures for communicating such policies and procedures to all officers, directors and employees of Borrower and its Subsidiaries, (c) take appropriate actions designed to permit all officers, directors and employees of Borrower and its Subsidiaries to report violations of any material Health Care Laws, and (d) maintain appropriate programs and procedures designed to address and correct reported violations as soon as practicable.

Section 5.19         Condition of Participation in Third Party Payor Programs.

To the extent applicable to Borrower or any of its Subsidiaries in the conduct of their business, each of Borrower and its Subsidiaries shall maintain its qualification for participation in, and payment under, Governmental Third Party Payor Programs and Private Third Party Payor Programs, that provide for payment or reimbursement for services, except to the extent such loss or relinquishment could not reasonably be expected to have a Material Adverse Event. Borrower and each of its Subsidiaries shall promptly furnish or cause to be furnished to Administrative Agent and Lenders copies of all material reports and correspondence, if any, it sends or receives relating to any material loss or revocation (or material threatened loss or revocation) of any qualification described in this Section 5.19.

Section 5.20         Certain Post-Closing Obligations.

(a)           Borrower and its Subsidiaries shall use commercially reasonable efforts to provide to the Administrative Agent within 45 days following the Closing Date (or such longer period reasonably determined by the Administrative Agent): (a) a Landlord Collateral Access Agreement in respect of the Leasehold Property at 750 Park Place, Long Beach, New York 11561; (b) a Landlord Collateral Access Agreement in respect of the Leasehold Property at 4041 M. Hadley Road, South Plainfield, New Jersey 07080 and (c) a Landlord Collateral Access Agreement in respect of the Leasehold Property at HCR 1, Box 30, Route 209, Bossardsville Road, Sciota, Pennsylvania 18354.

(b)           Within 60 days following the Closing Date, Borrower and its Subsidiaries shall obtain duly executed Control Agreements with respect to its Deposit Accounts, in substantially the form attached to the Pledge and Security Agreement as Exhibit D (or such other form as reasonably acceptable to the Administrative Agent), to the extent required by Section 5.15.

Section 5.21         Maintenance of Ratings.

At all times, Borrower shall use commercially reasonable efforts to maintain ratings issued by Moody’s and S&P with respect to its first lien senior secured debt and second lien senior secured debt.

ARTICLE SIX
NEGATIVE COVENANTS

Each Loan Party covenants and agrees that, until the Termination Date, such Loan Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Article Six.

Section 6.01         Indebtedness.

No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a)           the Obligations;

(b)           Indebtedness of any Guarantor to Borrower or to any Subsidiary of Borrower, of Borrower to any Guarantor, of any Non-Guarantor Subsidiary to any Non-Guarantor Subsidiary, or up to $1,000,000 of Indebtedness of any Non-Guarantor Subsidiary to Borrower or any Guarantor; provided, (i) all such Indebtedness shall be subject to a First Priority Lien pursuant to the Pledge and Security Agreement, (ii) all such Indebtedness shall be unsecured, and (iii) any payment by any such Guarantor under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Subsidiary to Borrower or to any of its Subsidiaries for whose benefit such payment is made;

(c)           The Second Lien Term Loans owed under the Second Lien Credit Agreement in an aggregate principal amount not to exceed $37,000,000 plus any accrued interest, and Indebtedness incurred to refinance, renew or replace such Indebtedness in whole or in part in accordance with the Intercreditor Agreement;

(d)           Indebtedness incurred by Borrower or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price, earnouts or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of Borrower or any such Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions or permitted dispositions of any business, assets or Subsidiary of Borrower or any of its Subsidiaries;

(e)           Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;

(f)            Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(g)           guaranties by Borrower of Indebtedness of a Guarantor or guaranties by a Subsidiary of Borrower of Indebtedness of Borrower or a Guarantor with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01;

(h)           Indebtedness described in Schedule 6.01, but not any extensions, refinancings, renewals or replacements of such Indebtedness except for any Permitted Refinancing thereof;

(i)            obligations to make the Initial Earnout Payments and Milestone Payments and any Earnout Seller Notes related thereto;

(j)            Indebtedness in respect of the Initial Seller Notes;

(k)           Indebtedness with respect to Capital Leases and purchase money Indebtedness (“Purchase Money Indebtedness”) incurred for the purpose of financing all or any part of the purchase price of any property or the cost of installation, construction, repair or improvement of any property in an aggregate amount not to exceed at any time $5,000,000 and any Permitted Refinancing thereof; provided, any such Purchase Money Indebtedness (i) shall be secured only by the assets acquired, installed, constructed, repaired or improved (and any accessions thereof or improvements thereto) in connection with the incurrence of such Indebtedness, and (ii) shall constitute not less than 70% of the aggregate consideration paid with respect to such asset;

(l)            Indebtedness of Borrower and its Subsidiaries in an aggregate amount not to exceed at any time $10,000,000; provided that no more than $2,500,000 of such Indebtedness shall be secured Indebtedness;

(m)          Indebtedness arising from judgments or orders in circumstances not constituting an Event of Default under Section 8.01;

(n)           unsecured Indebtedness in respect of any Interest Rate Agreement entered into to manage interest rate risk and not for speculative purposes; and

(o)           Indebtedness of a Person or Indebtedness connected to assets of a Person that, in either case, becomes a Subsidiary or Indebtedness connected to assets that are acquired by Borrower or any of its Subsidiaries in each case as a result of a Permitted Acquisition, in an aggregate amount not to exceed $5,000,000 at any one time outstanding (provided that such indebtedness existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof) and any Permitted Refinancing thereof.

Section 6.02         Liens.

No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, except (each of the following, collectively, the “Permitted Liens”):

(a)           Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Loan Document;

(b)           Liens for Taxes for amounts not yet overdue, or if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(c)           statutory Liens of landlords, carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of ten (10) days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d)           Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness);

(e)           recorded or unrecorded easements, covenants, rights-of-way, restrictions, encroachments, and other similar defects or irregularities in title, in each case which do not and will not impair in any material respect the ordinary conduct of the business of Borrower or any of its Subsidiaries;

(f)            any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;

(g)           Liens in favor of any escrow agent solely on and in respect of any cash earnest money deposits made by Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(h)           purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(i)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j)            any zoning, building or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property or similar restrictions;

(k)           licenses of patents, trademarks and other Intellectual Property rights granted by Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of Borrower or such Subsidiary;

(l)            Liens described in Schedule 6.02 or on a title report delivered pursuant to Section 5.12;

(m)          Liens securing Indebtedness permitted pursuant to Section 6.01(k); provided, any such Lien shall encumber only the assets acquired, installed, constructed, repaired or improved (and any accessions thereof or improvements thereto) with the proceeds of such Indebtedness;

(n)           other Liens securing obligations in an aggregate amount not to exceed $2,500,000 at any time outstanding;

(o)           Liens consisting of judgment or judicial attachment liens with respect to judgments that do not constitute an Event of Default under Section 8.01;

(p)           Liens on the collateral securing obligations under the Second Lien Credit Agreement and any refinancings thereof permitted by Section 6.01(c); provided that such Liens are subordinated to the Liens securing the Obligations in accordance with the terms of the Intercreditor Agreement;

(q)           Liens in favor of a banking institution arising by operation of law or otherwise encumbering deposits (including the right of set-off) held by such banking institution and which are within the general parameters customary in the banking industry; and

(r)            Liens securing Indebtedness permitted pursuant to Section 6.01(o) or otherwise assumed in connection with a Permitted Acquisition or other asset acquisition, so long as such Liens cover only the assets acquired pursuant to such Permitted Acquisition or other asset acquisition.

Section 6.03         No Further Negative Pledges.

Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale and (b) restrictions contained in the Second Lien Credit Agreement and the related documents by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), (d) restrictions set forth in any Indebtedness incurred pursuant to Section 6.01(k), so long as they are limited to the assets that are the subject of a Capital Lease or installed, constructed, repaired or improved with the proceeds of such Indebtedness, (e) pursuant to Indebtedness incurred pursuant to Section 6.01(o) and (f) pursuant to any agreements acquired or entered into in connection with a Permitted Acquisition, no Loan Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

Section 6.04         Restricted Junior Payments.

No Loan Party shall, nor shall it permit any of its Subsidiaries or Affiliates through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, make any Restricted Junior Payment except that:

(a)           Borrower may make required payments of principal, and interest, fees and any other amount due in respect of the Indebtedness incurred under the Second Lien Credit Agreement and any refinancing Indebtedness in respect thereof permitted hereunder;

(b)           Borrower may make Initial Earnout Payments and Milestone Payments in cash to the extent expressly required by the Stock Purchase Agreement in respect of the Fiscal Year ended December 31, 2007; provided, that (i) Borrower and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.07 on a pro forma basis after giving effect to such payment  as of the last day of the Fiscal Quarter most recently ended for which financial statements have been provided pursuant to Section 5.01 (as determined in accordance with Section 6.07(d) and evidenced by delivery of the relevant Compliance Certificates in accordance with Section 5.01(d)) and (ii) no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(c)           Borrower may make payments to Sellers pursuant to Section 1.7 of the Stock Purchase Agreement;

(d)           Borrower may make Initial Earnout Payments and Milestone Payments in cash as required by the Stock Purchase Agreement in respect of the Fiscal Year ended December 31, 2008 and thereafter in an amount not to exceed the amount of cumulative Consolidated Excess Cash Flow of the Borrower not required to prepay the Loans pursuant to Section 2.27(e) for the period from November 1, 2007 to December 31, 2007 (that, for the avoidance of doubt, is not subject to prepayment pursuant to Section 2.27(e)) and each Fiscal Year ending after the Closing Date but prior to the date of determination; provided that (i) Borrower and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.07 on a pro forma basis after giving effect to such payment as of the last day of the Fiscal Quarter most recently ended for which financial statements have been provided pursuant to Section 5.01 (as determined in accordance with Section 6.07(d) and evidenced by delivery of the relevant Compliance Certificates in accordance with Section 5.01(d)), (ii) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (iii) at the time of the making of such payment and after giving effect thereto, the amount, if any, by which (1) the Revolving Commitments exceeds (2) the sum of the Total Utilization of Revolving Commitments shall not be less than $5,000,000 and (iv) such payment shall not be made earlier than five (5) Business Days after the delivery of the Compliance Certificate required by Section 5.01(d) in respect of such Fiscal Year for which the Initial Earnout Payments and Milestone Payments are due;

(e)           Borrower may make Initial Earnout Payments and Milestone Payments in an amount equal to (i) the aggregate principal amount of any Earnout Seller Notes plus (ii) the amount of net cash proceeds received by Borrower from an offering of common Capital Stock of Borrower to the extent not required to prepay the Loans pursuant to Section 2.27(c) or used in connection with a Permitted Acquisition, a permitted Investment pursuant to Section 6.06 or Consolidated Capital Expenditures;

(f)            (i) any Subsidiary may make Restricted Junior Payments to its direct parent to the extent its parent is Borrower or any other Subsidiary, (ii) any such Subsidiary that is not a Wholly Owned Subsidiary may make distributions to Persons that are not Loan Parties, pro rata to such Persons’ ownership of such Subsidiary and concurrently with the making of distributions to the Loan Parties or otherwise for Taxes payable by such Persons (whether or not pro rata, but if not pro rata the Loan Parties shall receive at least their pro rata share); provided that that in the case of clause (ii), (i) Borrower and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.07 on a pro forma basis after giving effect to such payment as of the last day of the Fiscal Quarter most recently ended for which financial statements have been provided pursuant to Section 5.01 (as determined in accordance with Section 6.07(d) and evidenced by delivery of the relevant Compliance Certificates in accordance with Section 5.01(d)) and (ii) no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(g)           Borrower may make Restricted Junior Payments in order to incentivize such holders to exercise the Warrants prior to the exercise date specified therein; provided that (i) the making of such Restricted Junior Payment shall be contingent upon, and shall only be made concurrently with, the minimum receipt of cash proceeds by the Borrower prior to or simultaneous with the exercise of such Warrants equal to or in excess of the amount of such Restricted Junior Payment, (ii) upon the receipt of the cash proceeds of the exercise of the Warrants, Borrower shall make a prepayment pursuant to Section 2.27 in an amount equal to the amount of such Restricted Junior Payment; (iii) Borrower and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.07 on a pro forma basis after giving effect to such payment as of the last day of the Fiscal Quarter most recently ended for which financial statements have been provided pursuant to Section 5.01 (as determined in accordance with Section 6.07(d) and evidenced by delivery of the relevant Compliance Certificates in accordance with Section 5.01(d)) and (iv) no Default or Event of Default shall have occurred and be continuing or would result therefrom; and

(h)           Borrower may make Restricted Junior Payments in an aggregate amount not to exceed $350,000 to the extent constituting payment in full to the holders of such Warrants the minimum amount required to terminate, retire or obtain the surrender of the Warrants expressly pursuant to their terms (without giving effect to any amendment after the date hereof); provided that that in each case, (i) Borrower and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.07 on a pro forma basis after giving effect to such payment as of the last day of the Fiscal Quarter most recently ended for which financial statements have been provided pursuant to Section 5.01 (as determined in accordance with Section 6.07(d) and evidenced by delivery of the relevant Compliance

Certificates in accordance with Section 5.01(d)) and (ii) no Default or Event of Default shall have occurred and be continuing or would result therefrom.

Section 6.05         Restrictions on Subsidiary Distributions.

Except (1) as provided herein, (2) in any other Loan Document, (3) in the Second Lien Credit Agreement or any documents related thereto, (4) pursuant to any agreements acquired or entered into in connection with a Permitted Acquisition, (5) pursuant to the organizational documents of any Consent Subsidiary and (6) pursuant to Indebtedness incurred pursuant to Section 6.01(o), no Loan Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Borrower to:

(a)           pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Borrower or any other Subsidiary of Borrower;

(b)           repay or prepay any Indebtedness owed by such Subsidiary to Borrower or any other Subsidiary of Borrower;

(c)           make loans or advances to Borrower or any other Subsidiary of Borrower; or

(d)           transfer any of its property or assets to Borrower or any other Subsidiary of Borrower other than restrictions (i) in agreements evidencing purchase money Indebtedness permitted by Section 6.01(k) that impose restrictions on the property so acquired, (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, or (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement.

Section 6.06         Investments.

No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture or general partnership, except (each of the following, collectively, the “Permitted Investments”):

(a)           Cash Equivalents;

(b)           (i) equity Investments owned as of the Closing Date in any Subsidiary, and (ii) Investments made after the Closing Date in Wholly Owned Subsidiaries of Borrower;

(c)           Investments (i)  received in satisfaction or partial satisfaction thereof from financially troubled account debtors, customers or suppliers or in settlement of delinquent obligations of, and other disputes with, account debtors, customers or suppliers and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Borrower and its Subsidiaries;

(d)           intercompany loans to the extent permitted under Section 6.01(b);

(e)           Consolidated Capital Expenditures;

(f)            loans and advances to employees of Borrower and its Subsidiaries made in the ordinary course of business in an aggregate principal amount not to exceed $500,000 in the aggregate (other than any loans or advances to any director or executive officer (or equivalent thereof) that would be in violation of Section 402 of the Sarbanes-Oxley Act to the extent the Borrower and its Subsidiaries are subject thereto);

(g)           Investments made in connection with Permitted Acquisitions permitted pursuant to Section 6.08;

(h)           Investments described in Schedule 6.06;

(i)            Investments by Borrower or any Subsidiary in any Subsidiary that is not a Wholly Owned Subsidiary (or a Person who as a result of such Investments becomes a Subsidiary that is not a Wholly Owned Subsidiary) in an aggregate amount not to exceed at any time $2,500,000 plus the Available Equity Credit;

(j)            other Investments in an aggregate amount not to exceed at any time $2,500,000 plus the Available Equity Credit;

(k)           Investments consisting of cash on deposit with banks or other depositary institutions;

(l)            non-cash consideration received by the Borrower or any Subsidiary in any permitted Asset Sale; and

(m)          Investments in Interest Rate Agreements permitted hereunder.

Notwithstanding the foregoing, in no event shall any Loan Party make any Investment which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.04.

Section 6.07         Financial Covenants.

(a)           Fixed Charge Coverage Ratio. Borrower shall not permit the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending  December 31, 2007 to be less than the correlative ratio indicated:

FISCAL QUARTER	FIXED CHARGE COVERAGE RATIO
December 31, 2007	1.25:1.00
March 31, 2008	1.25:1.00
June 30, 2008	1.25:1.00
September 30, 2008	1.25:1.00
December 31, 2008	1.25:1.00
March 31, 2009	1.30:1.00
June 30, 2009	1.30:1.00
September 30, 2009	1.35:1.00
December 31, 2009	1.35:1.00
March 31, 2010	1.35:1.00
June 30, 2010	1.40:1.00

FISCAL QUARTER	FIXED CHARGE COVERAGE RATIO
September 30, 2010	1.45:1.00
December 31, 2010	1.50:1.00
March 31, 2011	1.55:1.00
June 30, 2011	1.55:1.00
September 30, 2011	1.60:1.00
December 31, 2011	1.60:1.00
March 31, 2012	1.65:1.00
June 30, 2012	1.75:1.00
September 30, 2012	1.80:1.00
December 31, 2012 and thereafter	1.85:1.00

(b)           Total Leverage Ratio. Borrower shall not permit the Total Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending December 31, 2007 to exceed the correlative ratio indicated:

FISCAL QUARTER	TOTAL LEVERAGE RATIO
December 31, 2007	5.50:1.00
March 31, 2008	5.50:1.00
June 30, 2008	5.50:1.00
September 30, 2008	5.20:1.00
December 31, 2008	5.15:1.00
March 31, 2009	4.90:1.00
June 30, 2009	4.90:1.00
September 30, 2009	4.70:1.00
December 31, 2009	4.45:1.00
March 31, 2010	4.45:1.00
June 30, 2010	4.20:1.00
September 30, 2010	4.00:1.00
December 31, 2010	3.90:1.00
March 31, 2011	3.70:1.00
June 30, 2011	3.50:1.00
September 30, 2011	3.50:1.00
December 31, 2011	3.20:1.00
March 31, 2012 and thereafter	3.00:1.00

(c)           Maximum Consolidated Capital Expenditures. Borrower shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures, in any Fiscal Year indicated below, in an aggregate amount for Borrower and its Subsidiaries in excess of the corresponding amount set forth below opposite such Fiscal Year:

PERIOD	CONSOLIDATED CAPITAL EXPENDITURES
From the Closing Date through December 31, 2007	$1,150,000
Fiscal Year 2008	$2,500,000
Fiscal Year 2009	$3,000,000
Fiscal Year 2010	$4,000,000
Fiscal Year 2011	$4,000,000
Fiscal Year 2012	$4,500,000
Fiscal Year 2013 and thereafter	$5,750,000

provided, to the extent the permitted amount for any Fiscal Year has been expended, such permitted amount shall be increased by an amount equal to the excess, if any, of the permitted amount of Consolidated Capital Expenditures for the previous Fiscal Year (without giving effect to any adjustment in accordance with this proviso) over the actual amount of Consolidated Capital Expenditures for the previous Fiscal Year; provided further, Borrower shall have the right to elect in writing to the Administrative Agent, delivered no later than concurrently with the delivery of the Financial Plan for such Fiscal Year, to increase the permitted amount of Consolidated Capital Expenditures for such Fiscal Year by no less than $500,000 and no more than $2,000,000, so long as such right is not exercised on more than four occasions from the Closing Date until the date of determination and the aggregate amount, for all increases taken together, does not exceed $2,000,000.

(d)           Certain Calculations. With respect to any period during which a Permitted Acquisition or an Asset Sale has occurred (each, a “Subject Transaction”), for purposes of determining compliance with the financial covenants set forth in this Section 6.07, Consolidated Adjusted EBITDA and the components of Consolidated Fixed Charges shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the Securities and Exchange Commission, which would include cost savings resulting from head count reduction, closure of facilities and similar restructuring charges, which pro forma adjustments shall be certified by the chief financial officer of Borrower) using the historical financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of Borrower and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period).

Section 6.08         Fundamental Changes; Disposition of Assets; Acquisitions.

No Loan Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and Consolidated Capital Expenditures in the ordinary course of business) the business, substantially all of the property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, or become a general partner in any partnership, except:

(a)           any Subsidiary of Borrower may be merged with or into Borrower or any Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Borrower , in all cases involving Borrower, or any Guarantor; provided, in the case of such a merger, Borrower or such Guarantor, as applicable shall be the continuing or surviving Person, except that any Subsidiary that is not a Wholly Owned Subsidiary may distribute its assets in liquidation to Borrower and any Subsidiary of the Borrower, on the one hand, and to Persons that are not Loan Parties, on the other hand, pro rata to their respective ownership of such Subsidiary;

(b)           sales or other dispositions of assets that do not constitute Asset Sales;

(c)           Asset Sales  (including, without limitation, sales of assets of a Target for fair market value within one year following the acquisition of such Target (a “Target Sale”)), the proceeds of which (valued at the principal amount thereof in the case of non-cash proceeds consisting of notes or other debt Securities and valued at fair market value in the case of other non-cash proceeds), other than those from a Target Sale, (i) are less than $5,000,000 with respect to any single Asset Sale or series of related Asset Sales and (ii) when aggregated with the proceeds of all other Asset Sales made within the same Fiscal Year, are less than $10,000,000; provided (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the Board of Directors of Borrower), (2) no less than 75% of such consideration shall be paid in Cash or Cash Equivalents, and (3) the Net Asset Sale Proceeds thereof shall be applied as required in Section 2.30;

(d)           disposals of obsolete, worn out or surplus property;

(e)           Permitted Acquisitions; and

(f)            Investments made in accordance with Section 6.06.

Notwithstanding anything to the contrary above, no Loan Party shall, nor shall it permit any of its Subsidiaries to, sell or discount overdue accounts receivable whether or not such accounts receivable arise in the ordinary course of business, as part of any bulk sale or financing transaction or otherwise.

Section 6.09         Disposal of Subsidiary Interests.

Except for any sale of all of its interests in the Capital Stock of any of its Subsidiaries in compliance with the provisions of Section 6.08 and except as provided in the Second Lien Credit Agreement, no Loan Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except as required by the Loan Documents and to qualify directors if required by applicable law; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except as required by the Loan Documents and to another Loan Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law.

Section 6.10         Sales and Lease-Backs.

No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Loan Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Borrower or any of its Subsidiaries to the extent such sale or transfer is otherwise permitted hereunder), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Loan Party to any Person (other than Borrower or any of its Subsidiaries to the extent such sale or transfer is otherwise permitted hereunder) in connection with such lease.

Section 6.11         Transactions with Shareholders and Affiliates.

No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Borrower or of any such holder, unless such transaction (i) has been disclosed to Administrative Agent, and (ii) is on terms that are no less favorable to Borrower or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; provided the foregoing restriction shall not apply to (a) the payment by Borrower and its Subsidiaries of reasonable and customary fees, stock options and stock grants to members of its and its Subsidiaries’ Boards of Directors and the payment and provisions of reasonable compensation and benefits (including permitted incentive stock plans) to officers and employees; (b) compensation arrangements for officers and other employees of Borrower and its Subsidiaries entered into in the ordinary course of business; (c) transactions described in Schedule 6.11; (d) transactions pursuant to Section 6.06(f); (e) transactions between Borrower and any of its Subsidiaries, or between any such Subsidiaries; and (f) the lease between Chem Rx and 750 Park Place in accordance with the terms thereof.

Section 6.12         Conduct of Business.

From and after the Closing Date, no Loan Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by such Loan Party on the Closing Date and similar or related businesses and (ii) such other lines of business as may be consented to by Requisite Lenders.

Section 6.13         Amendments or Waivers of Certain Related Agreements.

Except as set forth in Section 6.14, no Loan Party shall nor shall it permit any of its Subsidiaries to, agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of its material rights under any Related Agreement (other than the Second Lien Credit Agreement), Organizational Document or any agreement evidencing Indebtedness after the Closing Date in a manner materially adverse to the Lenders without in each case obtaining the prior written consent of Requisite Lenders to such amendment, restatement, supplement or other modification or waiver.

Section 6.14         Amendments or Waivers of the Second Lien Credit Agreement.

Each of the Borrower and its Subsidiaries shall not, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of the Second Lien Credit Agreement or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate applicable thereto, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto or otherwise make such event of default or condition less restrictive or burdensome on the Borrower), change the prepayment provisions thereof, or change any collateral therefor (other than to release such collateral), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the lenders under the Second Lien Credit Agreement (or a representative on their behalf) which would be adverse to any Loan Party or Lenders, except as otherwise expressly permitted by the Intercreditor Agreement.

Section 6.15         Fiscal Year.

No Loan Party shall, nor shall it permit any of its Subsidiaries to change its Fiscal Year-end from December 31.

Section 6.16         No Foreign Subsidiaries.

No Loan Party shall, nor shall it permit any of its Subsidiaries to, create, acquire or otherwise own directly or indirectly any Subsidiary other than a Domestic Subsidiary.

ARTICLE SEVEN
GUARANTY

Section 7.01         Guaranty of the Obligations.

Subject to the provisions of Section 7.02, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

Section 7.02         Contribution by Guarantors.

All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty that exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in the amount of such other Contributing Guarantor’s Fair Share Shortfall as of such date, with the result that all such contributions will cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Shortfall” means, with respect to a Contributing Guarantor as of any date of determination, the excess, if any, of the Fair Share of such Contributing Guarantor over the Aggregate Payments of such Contributing Guarantor. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.02, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.02), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.02. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.02 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.02.

Section 7.03         Payment by Guarantors.

Subject to Section 7.02, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

Section 7.04         Liability of Guarantors Absolute.

Subject to applicable bankruptcy and insolvency laws, each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)           this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b)           Administrative Agent may enforce this Guaranty upon the occurrence and during the continuance of an Event of Default notwithstanding the existence of any dispute between Borrower and any Beneficiary with respect to the existence of such Event of Default;

(c)           the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Borrower or any of such other guarantors and whether or not Borrower is joined in any such action or actions;

(d)           payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e)           any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may, with the written consent of the applicable Loan Party or pursuant to the terms of the applicable Loan Document, (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable Hedge Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Loan Documents or the Hedge Agreements; and

(f)            this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them:  (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents or the Hedge Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents, any of the Hedge Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document, such Hedge Agreement or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or any of the Hedge Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Borrower or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

Section 7.05         Waivers by Guarantors.

Each Guarantor hereby waives, for the benefit of Beneficiaries:  (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of Borrower or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Hedge Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in Section 7.04 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

Section 7.06         Guarantors’ Rights of Subrogation, Contribution, etc.

Until the Termination Date, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until Termination Date, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.02. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time prior to the Termination Date, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

Section 7.07         Subordination of Other Obligations.

Any Indebtedness of Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall, upon the occurrence of an Event of Default pursuant to Section 8.01(a), (f) or (g) and otherwise upon the demand of the Administrative Agent, forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

Section 7.08         Continuing Guaranty.

This Guaranty is a continuing guaranty and shall remain in effect until the Termination Date. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

Section 7.09         Authority of Guarantors or Borrower.

It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

Section 7.10         Financial Condition of Borrower.

Any Credit Extension may be made to Borrower or continued from time to time, and any Hedge Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower at the time of any such grant or continuation or at the time such Hedge Agreement is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Borrower. Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and its ability to perform its obligations under the Loan Documents and the Hedge Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or hereafter known by any Beneficiary.

Section 7.11         Bankruptcy, etc.

(a)           So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Borrower or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrower or any other Guarantor or by any defense which Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)           Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)           In the event that all or any portion of the Guaranteed Obligations are paid by Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

Section 7.12         Discharge of Guaranty upon Sale of Guarantor.

If all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such sale or disposition.

ARTICLE EIGHT
EVENTS OF DEFAULT

Section 8.01         Events of Default.

If any one or more of the following conditions or events shall occur:

(a)           Failure to Make Payments When Due. Failure by Borrower to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; (ii) when due any amount payable to Issuing Bank in reimbursement of any drawing under a Letter of Credit; (iii) any interest on any Loan or any fee due hereunder within three (3) Business Days after the date due; or (iv) any other amount due hereunder within three (3) Business Days after delivery of notice from the Administrative Agent; or

(b)           Default in Other Agreements. (i) Failure of any Loan Party or any of their respective Subsidiaries to pay when due any principal of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.01(a)) in a principal amount of $5,000,000 or more, individually or in the aggregate, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Loan Party with respect to any other material term of (1) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or (iii) any Event of Default (as defined in the Second Lien Credit Agreement); or

(c)           Breach of Certain Covenants. (i) Failure of any Loan Party to perform or comply with any term or condition contained in Section 2.16, Section 5.02 or Article Six; or (ii) failure of any Loan Party to perform or comply with any term or condition contained in Section 5.01(a) through (d) and such failure shall not have been remedied or waived within ten (10) Business Days after such failure; or

(d)           Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Loan Party in any Loan Document or in any statement or certificate at any time given by any Loan Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(e)           Other Defaults Under Loan Documents. Any Loan Party shall default in the performance of or compliance with any term contained herein or any of the other Loan Documents, other than any such term referred to in any other Section of this Section 8.01, and such default shall not have been remedied or waived within thirty (30) days after the earlier of (i) a Responsible Officer of such Loan Party becoming aware of such default or (ii) receipt by Borrower of notice from Administrative Agent or any Lender of such default; or

(f)            Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Borrower or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Borrower or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Borrower or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Borrower or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Borrower or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or

(g)           Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Borrower or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Borrower or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) Borrower or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors of Borrower or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.01(f); or

(h)           Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving in an amount in excess of $5,000,000 in any case individually or in the aggregate at any time (to the extent not adequately covered by insurance) or any non-monetary judgment that could reasonably be expected to have a Material Adverse Effect shall be entered or filed against Borrower or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder); or

(i)            Dissolution. Any order, judgment or decree shall be entered against any Loan Party decreeing the dissolution or split up of such Loan Party and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days; or

(j)            Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $5,000,000 during the term hereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 412(n) of the Internal Revenue Code or under ERISA affecting a material portion of the assets of the Borrower and its Subsidiaries, taken as a whole; or

(k)           Change of Control. A Change of Control shall occur; or

(l)            Guaranties, Collateral Documents and other Loan Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document covering a material portion of the Collateral ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in a material portion of the Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document to which it is a party; or

(m)          Health Care Matters. Borrower or any of its Subsidiaries fails to (i) comply with any Health Care Law or (ii) maintain any Governmental Authorization, material accreditation or Government Third Party Payor Program provider agreement, and, in the case of clause (i) or (ii) above, such failure, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect and is not cured within 30 days after the earlier of (i) a Responsible Officer of a Loan Party becoming aware of such default or (ii) the receipt by Borrower of written notice from Administrative Agent or any Lender of such default;

THEN, (1) upon the occurrence of any Event of Default described in Section 8.01(f) or 8.01(g), automatically, and (2) upon the occurrence and during the continuance of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to Borrower by Administrative Agent, (A) the Revolving Commitments, if any, of each Lender having such Revolving Commitments and the obligation of Issuing Bank to issue any Letter of Credit shall immediately terminate; (B) the Delayed Draw Term Loan Commitments, if any, of each Lender having such Delayed Draw Term Loan Commitments shall immediately terminate; (C) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Loan Party:  (I) the unpaid principal amount of and accrued interest on the Loans, (II) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit), and (III) all other Obligations; provided, the foregoing shall not affect in any way the obligations of Lenders under Section 2.04(d) and Section 2.11; (D) the Administrative Agent may cause the Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents; and (E) Administrative Agent shall direct Borrower to pay (and Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 8.01(f) and (g) to pay) to Administrative Agent such additional amounts of cash, to be held as security for Borrower’s reimbursement Obligations in respect of Letters of Credit then outstanding, equal to the Letter of Credit Usage at such time.

ARTICLE NINE
AGENTS

Section 9.01         Appointment and Authority.

CIBC WM is hereby appointed Lead Arranger hereunder and under the other Loan Documents and each Lender hereby authorizes the Lead Arranger to act as its agent in accordance with the terms hereof and the other Loan Documents. CIBC is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Loan Documents by the Lenders and by the Secured Parties’ acceptance of the benefits hereof, and each Secured Party hereby authorizes Administrative Agent and Collateral Agent to act as its agent in accordance with terms hereof and the other Loan Documents. The Lead Arranger may, in its sole discretion, appoint other agents (including, without limitation, Syndication Agent and Documentation Agent) following the date hereof, and each Lender hereby authorizes each such agent to act as its agent in accordance with terms hereof and the other Loan Documents. Each of the Lenders, the Swing Line Lender and the Issuing Bank hereby irrevocably appoints CIBC as its agent hereunder and under the other  Loan Documents and authorizes Administrative Agent and Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent and Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article Nine (other than Section 9.06) are solely for the benefit of the Agents, the Lenders and the Issuing Bank, and Borrower shall not have rights as a third party beneficiary of any of such provisions. As of the Closing Date, CIBC WM, in its capacity as Lead Arranger, shall have no obligation, but shall be entitled to all benefits of this Article Nine.

Section 9.02         Rights as a Lender.

Each of Administrative Agent and Collateral Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Administrative Agent and the Collateral Agent hereunder in their individual capacities. Administrative Agent and Collateral Agent and their Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03         Exculpatory Provisions.

Administrative Agent and Collateral Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Administrative Agent and Collateral Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing,

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent or Collateral Agent is required to exercise as directed in writing by the Requisite Lenders (or such other number or percentage of the relevant Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that neither Administrative Agent nor Collateral Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent or Collateral Agent to liability or that is contrary to any Loan Document or applicable law, and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by Administrative Agent or Collateral Agent or any of their respective Affiliates in any capacity.

Neither Administrative Agent nor Collateral Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent or Collateral Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.04) or in the absence of its own gross negligence or willful misconduct. Neither Administrative Agent nor Collateral Agent shall be deemed to have knowledge of any Default or Event of Default unless and until notice thereof is given to Administrative Agent or Collateral Agent by Borrower, a Lender or the Issuing Bank.

Neither Administrative Agent nor Collateral Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article Three or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent or Collateral Agent.

Section 9.04         Reliance by Administrative Agent and the Collateral Agent.

Each of Administrative Agent and Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message,  Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each of Administrative Agent and Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, each of Administrative Agent and Collateral Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless Administrative Agent or Collateral Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. Each of Administrative Agent and Collateral Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05         Delegation of Duties.

Each of Administrative Agent and Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent or Collateral Agent. Each of Administrative Agent and Collateral Agent and any sub-agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by such sub-agent with the approval of Administrative Agent or Collateral Agent, as applicable (such appointing sub-agent is referred to in this Section 9.05 as an “Appointing Sub-Agent”). Each of Administrative Agent, Collateral Agent and each such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory, indemnification and other provisions of this Article Nine and of Section 10.02 shall apply to any of the Related Parties of Administrative Agent and Collateral Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Collateral Agent, as applicable. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Article Nine and of Section 10.02 shall apply to each such sub-agent and to the Related Parties of each sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Article Nine were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent, Collateral Agent and/or an Appointing Sub-Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent or Collateral Agent and, if applicable, an Appointing Sub-Agent and not to any Loan Party Lender or any other Person and no Loan Party Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

Section 9.06         Resignation of Administrative Agent.

Each of Administrative Agent and Collateral Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and Borrower. Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right, to appoint a successor, which successor shall (so long as no Event of Default has occurred and is continuing) be subject to approval by Borrower (such approval not to be unreasonably withheld or delayed), and which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent or Collateral Agent gives notice of its resignation, then the retiring Administrative Agent or Collateral Agent may appoint a successor Administrative Agent or Collateral Agent, as applicable, meeting the qualifications set forth above; provided that if Administrative Agent or Collateral Agent shall notify Borrower and the Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent or Collateral Agent shall be discharged from its duties and obligations hereunder and under the other  Loan Documents (except that in the case of any collateral security held by Administrative Agent or Collateral Agent on behalf of the Secured Parties or the Issuing Bank under any of the Loan Documents, the retiring Administrative Agent or Collateral Agent shall continue to hold such collateral security until such time as a successor Administrative Agent or Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through Administrative Agent or Collateral Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Requisite Lenders appoint a successor Administrative Agent or Collateral Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent or Collateral Agent, and the retiring Administrative Agent or Collateral Agent shall be discharged from all of its duties and obligations hereunder or under the other  Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by Borrower to a successor Administrative Agent or Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Administrative Agent’s or Collateral Agent’s resignation hereunder and under the other  Loan Documents, the provisions of this Article Nine and Section 10.02 shall continue in effect for the benefit of such retiring Administrative Agent or Collateral Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent or Collateral Agent was acting as Administrative Agent or Collateral Agent, as applicable. Any resignation of Administrative Agent or Collateral Agent pursuant to this Section shall also constitute the resignation of CIBC Inc. or its successor as Swing Line Lender, and any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Swing Line Lender for all purposes hereunder. In such event Borrower shall prepay any outstanding Swing Line Loans made by the retiring or Administrative Agent in its capacity as Swing Line Lender.

Section 9.07         Non-Reliance on Agents and Other Lenders.

Each Lender, the Swing Line Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Agents or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender, the Swing Line Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Agents or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08         No Other Duties, etc.

Anything herein to the contrary notwithstanding, none of the Lead Arranger, Syndication Agent or Documentation Agent shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent, Collateral Agent, a Lender or the Issuing Bank hereunder.

Section 9.09         Collateral Documents and Guaranty.

(a)           Agents under Collateral Documents and Guaranty. Each Lender hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Lenders, to be the agent for and representative of Lenders with respect to the Guaranty, the Collateral, the Intercreditor Agreement, each Lien Subordination Agreement and each other Collateral Document. Subject to Section 10.04, without further written consent or authorization from Lenders, Administrative Agent or Collateral Agent, as applicable may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.04) have otherwise consented or (ii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.04) have otherwise consented.

(b)           Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Loan Documents to the contrary notwithstanding, (other than Section 10.03), Borrower, Administrative Agent, Collateral Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent, and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale, Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale.

Section 9.10         Withholding Taxes.

To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender, Swing Line Lender or Issuing Bank an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender, Swing Line Lender or Issuing Bank because the appropriate form was not delivered or was not properly executed or because such Lender, Swing Line Lender or Issuing Bank failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from or reduction of withholding tax ineffective or for any other reason, such Lender, Swing Line Lender or Issuing Bank shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with any and all expenses incurred.

ARTICLE TEN
MISCELLANEOUS

Section 10.01       Notices; Effectiveness; Electronic Communication.

(a)           Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i)            if to Borrower, to it at Chem Rx Corporation, 750 Park Place, Long Beach, New York 11561; Attention Chuck Kelly, Chief Financial Officer; Telecopier No. (516) 889-8225; Telephone No. (516) 889-8770, ext. 144;

(ii)           if to Administrative Agent, the Swing Line Lender or CIBC in its capacity as Issuing Bank, to

Canadian Imperial Bank of Commerce,
New York Agency
300 Madison Avenue
New York, New York 10017
Attention:  Agency Services
Facsimile No.:  (212) 856-3763

and (other than notices pursuant to Article II)

Attention:  Caroline Adams
Facsimile No.:  (212) 856-3991

with a copy of notices (other than notices pursuant to Article II)
to:

Latham & Watkins LLP
885 Third Avenue, New York, NY  10022
Attention:  Marcus J. Dougherty
Facsimile No.:  (212) 751-4864; and

(iii)          if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent if a confirmation has been received and, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient. Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)           Electronic Communications. Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article Two if such Lender or the Issuing Bank, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Administrative Agent or Borrower may, in its reasonable discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by written notice to the other parties hereto.

Section 10.02       Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses. Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Lead Arranger and their Affiliates, including the reasonable fees, charges and disbursements of one outside counsel for the Administrative Agent, the Lead Arranger and their Affiliates (subject to the proviso below), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Agents, any Lender or the Issuing Bank, including the fees, charges and disbursements of one counsel for the Agents, any Lender or the Issuing Bank (subject to the proviso below), in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided, in the case of each of clause (i) and (ii), if any party has been advised by counsel that there is an actual or reasonable likelihood of conflict of interest, then such party affected thereby may retain its own counsel.

(b)           Indemnification by Borrower. Borrower shall indemnify the Agents (and any sub-agent thereof), each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any outside counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Loan Party,  and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of, or breach of the Loan Documents by, such Indemnitee; and provided further that no Loan Party shall have any obligation to any Indemnitee hereunder with respect to such indemnified liabilities arising out of legal proceedings commenced against a Lender by the assignee of such Lender to the extent such proceedings relates (A) solely to breaches of representations or warranties of such assigning Lender regarding ownership or authority to assign all or a portion of its Commitment or Loans owing to it or other Obligation, or (B) principally to statements or representations made by an assigning Lender to such assignee that were not based upon information supplied by the Borrower.

(c)           Reimbursement by Lenders. To the extent that Borrower fails to pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Agents (or any sub-agent thereof), the Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Agents (or any such sub-agent), the Issuing Bank or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agents (or any such sub-agent) or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Agents (or any such sub-agent) or Issuing Bank in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 10.11.

(d)           Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other  Loan Documents or the transactions contemplated hereby or thereby.

(e)           Payments. All amounts due under this Section 10.02 shall be payable not later than five (5) Business Days after written demand therefor.

Section 10.03       Right of Set-Off.

If an Event of Default shall have occurred and be continuing and the Obligations shall have been accelerated pursuant to Section 8.01, each Lender, the Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of Borrower or any other Loan Party against and on account of any and all of the obligations of Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Issuing Bank, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender, the Issuing Bank or their respective Affiliates may have. Each Lender and the Issuing Bank agrees promptly to notify Borrower and Administrative Agent after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.04       Amendments and Waivers.

(a)           Requisite Lenders’ Consent. Subject to Section 10.04(b) and 10.04(c), no amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders and Borrower.

(b)           Affected Lenders’ Consent. Without the written consent of each Lender  (other than a Defaulting Lender) that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i)            extend the scheduled final maturity of any Loan or Note;

(ii)           waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii)          extend the stated expiration date of any Letter of Credit beyond the Revolving Commitment Termination Date;

(iv)          reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.22) or any fee payable hereunder or change the cash pay nature of any such interest;

(v)           extend the time for payment of any such interest or fees;

(vi)          reduce the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit;

(vii)         amend, modify, terminate or waive any provision of this Section 10.04(b) or Section 10.04(c);

(viii)        amend, directly or indirectly, the definition of “Requisite Lenders” or “Pro Rata Share” (or any other defined terms used to define terms); provided, with the consent of Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Term Loan Commitments, the Term Loans, the Revolving Commitments and the Revolving Loans are included on the Closing Date;

(ix)           release all or substantially all of the Collateral or all or substantially all of the Guarantors or all or substantially all of the value of the Guaranty from the Guaranty except as expressly provided in the Loan Documents; or

(x)            waive an Event of Default under Section 8.01(a).

(c)           Other Consents. No amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall:

(i)            increase any Revolving Commitment or Delayed Draw Term Loan Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Revolving Commitment or Delayed Draw Term Loan Commitment of any Lender;

(ii)           amend, modify, terminate or waive any provision hereof relating to the Swing Line Sublimit or the Swing Line Loans without the consent of Swing Line Lender;

(iii)          amend the definition of “Requisite Class Lenders” without the consent of Requisite Class Lenders of each Class; provided, with the consent of the Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of such “Requisite Class Lenders” on substantially the same basis as the Term Loan Commitments, the Term Loans, the Revolving Commitments and the Revolving Loans are included on the Closing Date;

(iv)          alter the required application of any repayments or prepayments as between Classes pursuant to Section 2.30 without the consent of Requisite Class Lenders of each Class which is being allocated a lesser repayment or prepayment as a result thereof; provided, Requisite Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment which is still required to be made is not altered;

(v)           amend, modify, terminate or waive any obligation of Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.11 without the written consent of Administrative Agent and of Issuing Bank;  or

(vi)          amend, modify, terminate or waive any provision of Article 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

Section 10.05       Execution of Amendments, etc.

Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such  Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.05 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Loan Party, on such Loan Party.

Section 10.06       Successors and Assigns; Participations.

(a)           Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that:

(i)            Minimum Amounts. (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount need be assigned; and (B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than $1,000,000, in the case of any assignment in respect of Revolving Commitments and Revolving Loans, or $1,000,000, in the case of any assignment in respect of  Term Loans, unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii)           Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any lender from assigning all or a portion of its rights and obligations among separate Classes on a non-pro rata basis;

(iii)          Assignment and Assumption Agreement. The parties to an assignment shall (A) electronically execute and deliver to the Administrative Agent and Borrower an Assignment and Assumption Agreement via an electronic settlement acceptable to the Administrative Agent or (B) manually execute and deliver to the Administrative Agent and Borrower an Assignment and Assumption Agreement; and

(iv)          Assignment Fee and Administrative Questionnaire. The parties to each assignment shall deliver to Administrative Agent a processing and recordation fee of $3,500 (except in the case of an assignment to an Affiliate or Approved Fund of the assigning Lender, in which case the processing and recordation fee shall be $500, or as otherwise agreed by Administrative Agent) and the Eligible Assignee, if it shall not be a Lender, shall deliver to Administrative Agent an Administrative Questionnaire and any forms or other documents required pursuant to Section 2.36.

Subject to acceptance and recording thereof by Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption Agreement, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) , but shall continue to be entitled to the benefits of Sections 2.34, 2.35, 2.36 and 10.02 with respect to facts and circumstances occurring  prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)           Register. Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at its office a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrower, Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to any Person (other than a natural person or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver to:  (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Commitment Termination Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Loan Party of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under the Collateral Documents (except as expressly provided in the Loan Documents) supporting the Loans hereunder in which such participant is participating. Subject to paragraph (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.33(c), 2.34, 2.35 and 2.36 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.03 as though it were a Lender, provided such Participant agrees to be subject to Section 2.32 as though it were a Lender.

(e)           Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.33(c), 2.34, 2.35 and 2.36 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.36 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 2.36(e) as though it were a Lender.

(f)            Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.07       Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 10.08       Survival of Representations, Warranties and Agreements.

All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Loan Party set forth in Sections 2.33(c), 2.34, 2.35, 2.36, 10.02 and 10.03 and the agreements of Lenders set forth in Sections 2.33, 9.03 and 10.02 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination hereof. All other agreements and covenants under the Loan Documents shall terminate on the Termination Date.

Section 10.09       No Waiver; Remedies Cumulative.

No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Loan Documents or any of the Hedge Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

Section 10.10       Marshalling; Payments Set Aside.

Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or Administrative Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 10.11       Severability.

In case any provision in or obligation hereunder or any Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 10.12       Obligations Several; Independent Nature of Lenders’ Rights.

The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Loan Documents, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

Section 10.13       Headings.

Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

Section 10.14       Governing Law; Jurisdiction; Etc.

(a)           Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND RULE 327(b) OF THE NEW YORK CIVIL PRACTICE LAW AND RULES.

(b)           Submission to Jurisdiction. Borrower and each other Loan Party irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that any Agent, any Lender or the Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

(c)           Waiver of Venue. Borrower and each other Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

Section 10.15       WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.16       Treatment of Certain Information; Confidentiality.

Each of the Agents, the Lenders and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to it, its Affiliates and their respective partners, directors, officers, employees, agents, advisors, auditors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential pursuant to the terms hereof), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (g) with the consent of Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Agents, any Lender or the Issuing Bank on a nonconfidential basis from a source other than Borrower not known to them to be bound by an obligation of confidentiality.

For purposes of this Section, “Information” means all information received from Borrower or any of its Subsidiaries relating to Borrower or any of their Subsidiaries or any of their respective businesses. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.17       Usury Savings Clause.

Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Borrower.

Section 10.18       Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement

Section 10.19       Entire Agreement.

This Agreement and the other Loan Documents represent the entire agreement of the parties with regard to the subject matter hereof and thereof and the terms of any letters and other documentation entered into between any of the parties hereto prior to the execution of this Agreement which relate to Loans to be made hereunder shall be replaced by the terms of this Agreement and the other Loan Documents.

Section 10.20       Electronic Execution of Assignments.

The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.21       Patriot Act Notification.

Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower in accordance with the Act.

Section 10.22       Release on Payment in Full.

Administrative Agent shall, on behalf of the Lenders, upon the written request and at the expense of Borrower upon the Termination Date, execute any documents reasonably requested by Borrower to evidence the release of the Liens of the Credit Documents if not theretofore released (and upon the Termination Date, such Liens shall be automatically released). Lenders shall, at Borrower’s request and at no cost to Lenders, reasonably cooperate with Borrower in assigning the Notes and Mortgages (without recourse) at payoff and will execute all documents reasonably necessary to evidence the discharge or such assignment of the Obligations.

Section 10.23       Lender Addendum.

Each Lender to become a party to this Agreement on the date hereof shall do so by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender, Borrower and the Administrative Agent.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

CHEM RX CORPORATION

By:	/s/ Jerry Silva
Name: Jerry Silva
Title: Chairman and CEO

B.J.K. INC.
CHEMRX NEW JERSEY, LLC
CHEMRX/SALERNO’S, LLC
CHEMRX-BOCA RATON, LLC
CHEMRX CARE, LLC

By:	/s/ Jerry Silva
Name: Jerry Silva
Title: President

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CIBC WORLD MARKETS CORP.,
as Sole Lead Arranger and Sole Book Runner

By:	/s/ Doug Cornett
Name: Doug Cornett
Title: Managing Director

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK AGENCY,
as Administrative Agent, Collateral Agent and Issuing Bank

By:	/s/ Doug Cornett
Name: Doug Cornett
Title: Authorized Signatory

CIBC INC.,
as Swing Line Lender

By:	/s/ Doug Cornett
Name: Doug Cornett
Title: Authorized Signatory

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Schedule 1.01A to

First Lien Credit and Guaranty Agreement

Consolidated Adjusted EBITDA

With respect to any calculation period ending prior to the first anniversary of the Closing Date for which the following Fiscal Quarters are relevant, Consolidated Adjusted EBITDA for each of the following Fiscal Quarters shall be deemed to be the following amounts and, thereafter, actual Consolidated Adjusted EBITDA shall be used:

Fiscal Quarter	Consolidated Adjusted EBITDA
First Fiscal Quarter of Fiscal Year 2007	$5,872,359
Second Fiscal Quarter of Fiscal Year 2007	$6,874,642

Fixed Charge Coverage Ratio

The components of the Fixed Charge Coverage Ratio shall be calculated as follows:

1.             Consolidated Capital Expenditures Component of the Fixed Charge Coverage Ratio

With respect to any calculation period ending prior to the first anniversary of the Closing Date for which the following Fiscal Quarters are relevant, Consolidated Capital Expenditures for each of the following Fiscal Quarters shall be deemed to be the following amounts and, thereafter, actual Consolidated Capital Expenditures shall be used:

Fiscal Quarter	Consolidated Capital Expenditures
First Fiscal Quarter of Fiscal Year 2007	$1,823,227
Second Fiscal Quarter of Fiscal Year 2007	$1,130,520

2.             Consolidated Cash Interest Expense, Scheduled Payments of Principal and Consolidated Lease Expense Components of the Fixed Charge Coverage Ratio

For each determination period prior to the first anniversary of the Closing Date, the Consolidated Cash Interest Expense (excluding for the avoidance of doubt, amortization expense with respect to deferred financing fees), scheduled payments of principal on Consolidated Total Debt and Consolidated Lease Expense components of the Fixed Charge Coverage Ratio shall be calculated as Consolidated Cash Interest Expense, scheduled payments of principal on Consolidated Total Debt and Consolidated Lease Expense for the period from the Closing Date to such date of determination divided by the number of days in such period and multiplied by 365.